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  Filed Pursuant to Rule 424(b)(2)
  Registration Statement No. 333-65454

  Prospectus Supplement to Prospectus dated November 8, 2001.

  $500,000,000

  PDVSA Finance Ltd.
  a wholly owned subsidiary of Petróleos de Venezuela, S.A.
       8.50% Notes due November 16, 2012

    PDVSA Finance Ltd. will pay interest on the notes on February 16, May 16, August 16 and November 16 of each year. The first such payment will be made on February 16, 2002. PDVSA Finance Ltd. will pay principal on the notes in quarterly installments of 11 1/9% of the original principal amount of the notes beginning November 16, 2010. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000. The notes will be redeemable at the option of PDVSA Finance Ltd., in whole or in part, at 100% of the outstanding principal amount, plus accrued interest and a make-whole premium. The notes may also be redeemed at the option of PDVSA Finance Ltd., in whole (but not in part), at 100% of the outstanding principal amount, plus accrued interest but without a make-whole premium if certain events occur that involve Cayman Islands or Venezuelan withholding taxes.

    PDVSA Finance Ltd. has applied to list the notes on the Luxembourg Stock Exchange in accordance with the rules of the Luxembourg Stock Exchange.

    See "Risk Factors Relating to the Notes" beginning on page S-12 to read about factors you should consider before buying the notes.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	98.975%	$494,875,295
Underwriting discount	0.531%	$2,655,000
Proceeds, before expenses, to PDVSA Finance Ltd.	98.444%	$492,220,295

    The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from November 16, 2001 and must be paid by the purchaser if the notes are delivered after November 16, 2001.

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on November 16, 2001. You may elect to hold interests in the notes through Clearsteam, Luxembourg, and Euroclear.

Credit Suisse First Boston	Goldman, Sachs & Co.

Prospectus Supplement dated November 8, 2001.

ABOUT THIS PROSPECTUS SUPPLEMENT

    This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about notes that we may offer from time to time. Generally, when we refer to the prospectus, we are referring to this prospectus supplement and the base prospectus combined. If the description of the notes in this prospectus supplement differs from the description in the base prospectus, the description in this prospectus supplement supersedes the description in the base prospectus.

    You should rely only on the information incorporated by reference or provided in this prospectus supplement or in the accompanying base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell the notes in any state or country where the offer is not permitted. You should not assume that the information in this prospectus supplement, the base prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

    Certain information included or incorporated by reference in this document may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Other than statements of historical facts, all statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including those risks described in our annual report and the annual report of Petróleos de Venezuela, S.A. under "Item 3.D Risk factors," as well as other factors that our management has not yet identified. Such forward-looking statements are not guarantees of our future performances or actual results. Our developments and business decisions may differ from those envisaged by such forward-looking statements. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

ENFORCEMENT OF JUDGMENTS IN THE CAYMAN ISLANDS

    The courts of the Cayman Islands will recognize and enforce, without any re-examination of the merits, a foreign judgment which is final and in respect of which the foreign court had jurisdiction over a defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind of which enforcement is, contrary to natural justice or the public policy of the Cayman Islands.

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CERTAIN DEFINED TERMS AND CONVENTIONS

    When used in this prospectus, references to "dollars" or "$" are to the lawful currency of the United States. When used in this prospectus, the terms "we," "our," "us" and "PDVSA Finance" refer to PDVSA Finance Ltd., the term "Petróleos de Venezuela" refers to Petróleos de Venezuela, S.A., the term "PDVSA" refers to Petróleos de Venezuela and its consolidated subsidiaries, the term "PDVSA Petróleo" refers to PDVSA Petróleo, S.A., a subsidiary of Petróleos de Venezuela, and its predecessor, the term "CITGO" refers to CITGO Petroleum Corporation and the term "PDVSA Gas" refers to PDVSA Gas, S.A., each of CITGO and PDVSA Gas being a subsidiary of Petróleos de Venezuela. Defined terms used herein and not otherwise defined shall have the meanings set forth in Annex A to our annual report on Form 20-F for the year ended December 31, 2000, incorporated in this prospectus by reference.

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SUMMARY

    The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus, including the information incorporated by reference, before making an investment decision. You should also carefully review the "Risk Factors Relating to the Notes" section to determine whether an investment in the notes is appropriate for you.

PDVSA Finance

    PDVSA Finance is a limited liability company incorporated on March 18, 1998 and existing under the laws of the Cayman Islands. We are a wholly owned subsidiary of Petróleos de Venezuela, the national oil company of the Bolivarian Republic of Venezuela, and we are the principal vehicle for corporate financing of PDVSA. Our business is limited to raising capital by issuing unsecured debt and using the net proceeds of the capital raised to purchase certain current and future eligible receivables of PDVSA Petróleo, a wholly owned subsidiary of Petróleos de Venezuela, pursuant to the Receivables Purchase Agreement, dated as of April 27, 1998, among PDVSA Finance, PDVSA Petróleo and Petróleos de Venezuela (the "Receivables Purchase Agreement"), and certain other limited purposes. Pursuant to the Servicing and Collection Agency Agreement, dated as of April 27, 1998, among PDVSA Finance, PDVSA Petróleo, Petróleos de Venezuela and Citibank, N.A. (the "Servicing and Collection Agency Agreement"), all payments from designated customers in respect of any eligible receivables purchased pursuant to the Receivables Purchase Agreement referred to above will be remitted to a collection account maintained by PDVSA Finance and PDVSA Petróleo with Citibank, N.A., acting as the initial collection agent. Our registered office is located at Caledonian Bank & Trust Ltd., Caledonian House, P.O. Box 1043, George Town, Grand Cayman, the Cayman Islands, and our telephone number is 011-345-949-0050.

    Please refer to our annual report on Form 20-F for the year ended December 31, 2000, which is incorporated by reference in this prospectus, for more information on our business and financial condition.

PDVSA's Customers and Receivables

    In 2000, PDVSA exported 1,998 thousand barrels per day ("MBPD") of crude oil, or 65% of its total crude oil production. In addition, in 2000, PDVSA exported 825 MBPD of refined petroleum products produced in Venezuela. Of total exports of crude oil and refined petroleum products, 1,539 MBPD, or 55%, were sold to customers in the United States and Canada.

    Of total crude oil exports by PDVSA Petróleo in 2000, an aggregate of 1,185 MBPD were exported to the United States and Canada and 1,339 MBPD were sold to customers (including customers outside of the United States and Canada) who qualified as designated customers. Of crude oil exports not sold in the United States and Canada, 138 MBPD were sold in Europe, 571 MBPD in the Caribbean and Central America and 104 MBPD in South America and other destinations.

    For the year ended December 31, 2000, CITGO accounted for approximately 24% of PDVSA Petróleo's total sales, by volume, of crude oil and refined products to designated customers. Certain other designated customers, including affiliated customers, accounted for 10% or more of PDVSA Petróleo's total sales, by volume, to designated customers for the period from January 2000 through December 2000.

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    Of total refined petroleum products produced in Venezuela in 2000, 411 MBPD were used in the domestic market and 825 MBPD were exported. Of total exports of refined petroleum products by PDVSA Petróleo in 2000, 355 MBPD were sold to customers in the United States and Canada and 116 MBPD were sold to customers (including to customers outside of the United States and Canada) who qualified as designated customers. Affiliated customers of PDVSA accounted for 34% of refined product sales, by volume, to designated customers and the remainder of refined product sales were to third parties. Of refined petroleum products not sold in the United States and Canada, 201 MBPD were sold in the Caribbean and Central America and 269 MBPD were exported to other destinations.

    Most of PDVSA Petróleo's crude oil customers are long-standing customers that have had relationships with PDVSA for 15 to 25 years. In 2000, approximately 67% of PDVSA Petróleo's crude oil export sales were made pursuant to PDVSA Petróleo's customary terms and conditions to customers with which it maintains long-standing commercial relationships. In 2000, approximately 21% of PDVSA Petróleo's total crude oil exports were made under long-term contracts for specified volumes to U.S. subsidiaries or affiliated customers of PDVSA, approximately 12% were sales under long-term contracts for specified volumes to non-U.S. subsidiaries or affiliated customers of PDVSA and approximately 1% were sales under long-term contracts for specified volumes to third parties. See "Item 4.B Business overview—Refining and Marketing—Marketing—Marketing in the United States—Sales of Crude Oil to Third Parties" in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000.

    A majority of PDVSA's crude oil customers receive shipments on a regular basis. In the aggregate, such shipments are for relatively constant volumes throughout the year. As a result, other than with respect to certain U.S. producers of asphalt that purchase crude oil primarily from late spring through early fall, there is little seasonality in PDVSA's sales volumes of crude oil. Crude oil customers are invoiced pursuant to pricing formulae set forth in the applicable contracts, which are generally based on market prices and standard payment terms of 30 days after delivery of crude oil. In 2000, over 97% of the invoices for crude oil and refined petroleum product export sales were paid on time and in accordance with the established credit terms.

    The evaluation of the creditworthiness of each potential customer is undertaken by PDVSA Petróleo's credit unit. The credit unit recommends specific credit limits, terms and conditions for each potential customer, including the requirement for a letter of credit issued by a qualified bank in the case of customers that represent relatively higher degree of credit risk, based on its financial evaluation, the estimated business potential of such potential customer and its appraisal of current market conditions. PDVSA has a comprehensive program to monitor its outstanding receivables. PDVSA has not experienced any losses for accounts receivables on net sales of crude oil and/or refined petroleum products since 1998, and currently carries on its books provisions for losses of accounts receivable generated by the export of crude oil by its Venezuelan operating subsidiaries representing approximately 0.012% of PDVSA's export sales for 2000. There can be no assurance, however, that in the future loss and delinquency in respect of the receivables, including receivables purchased pursuant to the Receivables Purchase Agreement, will be similar to that experienced in the past.

Designated Customers and Purchased Receivables

  Designated Customers

    Pursuant to the Receivables Purchase Agreement, we have agreed to buy, and PDVSA Petróleo has agreed to sell, without recourse, eligible receivables of designated customers to be generated by PDVSA Petróleo from time to time. A designated customer is an eligible customer that has acknowledged receipt of a designated customer's notice delivered by PDVSA Petróleo and us jointly providing notice of the sale to us of existing and future receivables owed by such eligible

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customer arising from the sale to such customer of crude oil and/or refined petroleum products by PDVSA Petróleo. Any customer that is a person organized under the laws of any state of the United States or Canada is an eligible customer. In addition, PDVSA Petróleo may cause a customer that is not a U.S. or Canadian person to become an eligible customer, by delivering to us an opinion of counsel to the effect that a designated customer notice, once executed by such customer, constitutes a valid, binding and enforceable obligation of such customer.

    Under the Receivables Purchase Agreement, PDVSA Petróleo must ensure that the monthly average amount of sales to designated customers by PDVSA Petróleo during any consecutive twelve-month period represents at least the lesser of:

  •
  27 million barrels of oil of less than 30° API gravity; and
  •
  80% of PDVSA Petróleo's total sales of oil of less than 30° API gravity to eligible customers.

    Compliance with the above-mentioned covenant will require that PDVSA Petróleo deliver a designated customer notice to, and obtain the acknowledgment thereof by, any future U.S. or Canadian customer that accounts for any significant portion of PDVSA Petróleo's sales of oil of less than 30° API gravity to the United States and Canada. Designated customers accounted for more than 90% of PDVSA Petróleo's crude oil shipments to U.S. and Canadian customers during each month in the period from January through December 2000.

  Purchased Receivables

    Pursuant to the Receivables Purchase Agreement, by depositing the purchase price in an account designated by PDVSA Petróleo, we purchase from PDVSA Petróleo its existing (namely, previously generated) eligible receivables of designated customers or, in the event no such receivables have been generated on or prior to the date of payment of the purchase price, future eligible receivables of designated customers, in the order in which they are by their respective terms generated, with the eligible receivables of designated customers first to be generated being purchased first and eligible receivables of designated customers last to be generated being purchased last. Eligible receivables consist of receivables of an eligible customer that:

  •
  upon delivery of a final invoice to the customer, which shall occur by no later than two days prior to the date on which such receivable shall be due and payable, shall be an obligation to pay a sum certain and not subject to a credit memorandum or any other setoff, reduction or other form of negative adjustment; and
  •
  is required to be paid in full no later than 60 days (or any longer period of up to 90 days that becomes the prevailing practice in the international oil business) after the date of the bill of lading with respect to the shipment to which such receivable relates, whether or not such receivable is actually paid during such period.

    We and PDVSA Petróleo have jointly notified each designated customer that certain receivables owed by such designated customer may have been sold to PDVSA Finance and have instructed each designated customer to remit all payments with respect to receivables to a collection account maintained by PDVSA Finance and PDVSA Petróleo at Citibank, N.A. The designated customers have acknowledged receipt of such instruction. Payments made to the collection account on account of purchased eligible receivables are distributed to PDVSA Finance on a daily basis. PDVSA Finance uses such funds first to service its indebtedness, then, for general corporate purposes, and finally to purchase additional eligible receivables of designated customers. See "Item 10.C Material contracts—The Fiscal Agency Agreement—Certain Covenants" in our annual report on Form 20-F.

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U.S. Market Analysis: Venezuela Crude Oil and Refined Products

    Our annual report on Form 20-F for the year ended December 31, 2000, which is incorporated by reference in this prospectus, includes as an exhibit a report by Purvin & Gertz, Inc. entitled "U.S. Market Analysis—Venezuela Crude Oil and Refined Products." Purvin & Gertz was engaged to assess the markets for Venezuelan type crude oils and Venezuelan refined petroleum products relative to the present customer relationships and contracts of PDVSA, with particular focus on the United States and the designated customers. Purvin & Gertz's analysis is based to a large extent on information available from public sources, primarily sources such as the Energy Information Service of the U.S. Government and the U.S. Customs Service, information available from the American Petroleum Institute, as well as a variety of trade publications.

    In recent years, PDVSA has been the largest supplier of crude oil and refined petroleum products to the United States. In 2000, PDVSA had a 20% share of imports into the combined U.S. East Coast, U.S. Midwest and U.S. Gulf Coast regional markets, which together represent over 90% of the U.S. sour crude oil import market. Venezuelan crude oil production is generally characterized as heavy (meaning less than 30° API gravity) and sour (meaning greater than 0.7% sulfur content by weight). To economically process heavy sour crude oil into higher value petroleum products generally requires a high level of refining complexity. The United States, Venezuela and the Caribbean possess most of the complex sour crude oil refining capacity in the Atlantic Basin. Capacity to process heavy sour crude oil outside these areas is limited.

    PDVSA's substantial U.S. market share is a result of acquisitions and joint ventures by PDVSA and an effective wholesale marketing strategy. Through its U.S. affiliates, including CITGO and Hovensa in the U.S. Virgin Islands, PDVSA has acquired or entered into agreements involving refineries capable of efficiently processing sour crude oil. PDVSA currently owns or controls, through joint venture arrangements, more than 1,000 MBPD of refinery capacity in the United States and the U.S. Virgin Islands, through which it processed approximately 56% of its crude oil exports to the United States in 2000. As a result of PDVSA's acquisitions and marketing strategy, our designated customers, collectively, represented more than 90% of sour crude oil imports into the combined U.S. East Coast, U.S. Midwest and U.S. Gulf Coast regional markets in 2000, leaving no other significant customers in the United States capable of processing sour crude oil.

PDVSA Market Share
East Coast, Gulf Coast and Midwest Regions

	2000		1999		1998
	MBPD	%	MBPD	%	MBPD	%
Heavy Sour Crude Oil	978	35%	842	34%	1,114	38%
Light Sour Crude Oil	149	6%	198	7%	121	5%
Refined Petroleum Products	217	16%	220	18%	226	19%

	1,344	20%	1,260	20%	1,461	23%

    The sour crude oil capacity utilization rate of the complex refineries in the United States processing sour crude oil was over 88% in 1999, leaving only about 450 MBPD of unutilized capacity. After excluding refineries capable of processing sour crude oil but which chose instead to process light sweet North Sea crude oil, this equates to approximately only 6% of total available crude oil capacity in these markets. Further expanding PDVSA's market for sour crude oil would likely require significant capital investment and/or crude oil price discounting to displace customary supplies. A significant portion of PDVSA's heavy sour crude oil production could not be diverted from the designated customers due to refinery processing limitations. In conclusion, based on its study of the U.S. and Atlantic Basin markets for PDVSA's crude oil production and PDVSA's high degree of market penetration, Purvin & Gertz concluded that, realistically, PDVSA would not be able to divert its crude oil supplies to customers outside the group of designated customers in the United States or elsewhere without severe financial consequences.

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Petróleos de Venezuela

    Petróleos de Venezuela is the national oil company of the Bolivarian Republic of Venezuela. Petróleos de Venezuela was formed by the Venezuelan government in 1975 as the entity entrusted to coordinate, supervise and control activities within the Venezuelan oil industry following its nationalization, which became effective January 1, 1976. Since its formation, Petróleos de Venezuela has been operating as a commercial entity, vested with commercial and financial autonomy. Petróleos de Venezuela and its domestic subsidiaries are organized under the Commercial Code of Venezuela, which sets forth the basic corporate legal framework applicable to all Venezuelan companies.

    Through its subsidiaries, Petróleos de Venezuela engages in various aspects of the petroleum industry, including the exploration, production and upgrading of crude oil and natural gas (or "upstream operations"), the refining, marketing and transportation of crude oil, natural gas and refined petroleum products (or "downstream operations"), the production and marketing of petrochemicals and the development and marketing of Venezuela's natural bitumen ("Orimulsion®") and coal resources. Its crude oil and natural gas reserves and upstream operations are located exclusively in Venezuela, while its downstream operations are located in the United States, Germany, Sweden, the United Kingdom, Belgium and the Caribbean, as well as in Venezuela. Petróleos de Venezuela's registered office is located at Avenida Libertador, La Campiña, Apdo. 169, Caracas 1010-A, Venezuela, and its telephone number is 011-58-212-708-1111.

    Please refer to Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000, which is incorporated by reference in this prospectus, for more information on the business and financial condition of Petróleos de Venezuela.

Recent Developments

  Overview of Recent Events and Trends

    Historically, international prices of crude oil and refined petroleum products have been volatile and have fluctuated widely due to various factors. PDVSA's business, financial condition, results of operations and prospects depend greatly on international prices for crude oil and refined petroleum products. A reduction in PDVSA's crude oil production or export activities or a decline in the prices of crude oil and refined petroleum products below certain levels for a substantial period may materially and adversely affect PDVSA's operations, including the ability of PDVSA Petróleo to generate eligible receivables to support payment on our indebtedness.

    The average price of crude oil in the Organization of the Petroleum Exporting Countries (otherwise known as OPEC) basket decreased by 5% to $25.06 per barrel as of June 30, 2001 from $26.39 per barrel as of June 30, 2000. The average price of PDVSA's crude oil and refined petroleum products exports decreased by 13% from $25.40 per barrel for the first six months of 2000 to $22.15 per barrel for the first six months of 2001. The decrease in the price of crude oil and refined petroleum products may be exacerbated by various recent events, including worsening economic conditions in the United States and other regions and developments involving political instability, military hostilities and uncertainty relating to the recent terrorist attacks in the United States, all of which could materially and adversely affect PDVSA's operations and the operations of PDVSA's customers.

    Prices of crude oil have declined steadily since a spike in oil prices in early September 2001. The average price of crude oil in the OPEC basket decreased by 26% to $20.99 per barrel as of September 30, 2001 from $28.46 per barrel as of September 30, 2000. In a declining oil price environment, the average price of PDVSA's crude oil and refined petroleum products exports has, historically, decreased by a higher percentage than the percentage decrease in the average price of

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crude oil in the OPEC basket. Members of the OPEC thus far have kept crude oil production quotas unchanged during these recent events despite falling oil prices. See "Item 3.D Risk factors—PDVSA's business depends substantially on international prices for oil and oil products and such prices are volatile. A decrease in such prices could materially and adversely affect PDVSA's business" in our annual report on Form 20-F for the year ended December 31, 2000.

  Proposed Changes to the Hydrocarbons Law

    The Venezuelan government is proposing to amend the Hydrocarbons Law of 1943, and, as a result, to replace the Nationalization Law of 1975. In June of this year, the Energy and Mines Ministry published a draft of the proposed new Hydrocarbons Law. Under a special "Enabling Law" passed on November 13, 2000, the Venezuelan President has special powers to enact the final law by decree without consulting the National Assembly. The Venezuelan government has indicated that the proposed Hydrocarbons Law is among the laws it expects to enact by decree prior to the expiration of the Enabling Law on November 13, 2001. The Venezuelan government is not legally required to conduct a formal consultation process, and no formal consultation process has been conducted. Nevertheless, many groups have delivered comments on the draft legislation to the Energy and Mines Ministry. If enacted, the law will grant the Energy and Mines Ministry new powers to control and dictate policy in the oil sector.

    The current draft of the Hydrocarbons Law provides for an increase in the extraction royalty rate from 16.7% to 30%. The proposed draft also requires that the Venezuelan government both control and own more than 50% of the capital stock in any joint venture with private companies created to conduct oil activities. Additionally, the draft proposes to reduce the amounts that Petróleos de Venezuela's wholly owned subsidiaries are required to contribute to Petróleos de Venezuela. The required contribution would be reduced from 10% to 7% of net profits from exports, with the remaining 3% to be paid to the Energy and Mines Ministry to cover costs associated with general planning and other regulatory activities. The proposed Hydrocarbons Law will not result in any royalty or tax being imposed on PDVSA Finance.

    We expect the proposed new Hydrocarbons Law to be enacted on or about November 13, 2001. While we anticipate that the proposed Hydrocarbons Law will reflect the provisions of the current draft as discussed above, we cannot assure you that this will be the case.

  Proposed Creation of New National Gas Company

    The Venezuelan government has recently proposed the creation of a new national company by the end of 2001 that will place the current assets and activities of PDVSA Gas, including development, exploration, production, refining, transmission, distribution and marketing activities concerning non-associated gas, under the direct control of the Energy and Mines Ministry. Leaders of certain unions in the oil and gas sector in Venezuela have publicly objected to the creation of this proposed national gas company, resulting in some strikes and work stoppages. Petróleos de Venezuela has a contingency plan in place and does not believe that such strikes and work stoppages would have any material adverse effect on PDVSA or its operations.

  Amendment to Macro Economic Stabilization Investment Fund

    On October 15, 2001, the President of Venezuela amended by decree the law governing the Macro Economic Stabilization Fund, known as the MESIF. See "Item 5.B—Liquidity and Capital Resources—Cash Flow from Investing Activities" in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000. The amendment suspends PDVSA's obligation to make deposits to the MESIF for the final quarter of 2001 and for 2002. The amendment also modifies PDVSA's future deposit obligations: starting in 2003, PDVSA will be required to deposit an amount equal to 6% of its export sales, net of taxes related to such sales, such percentage increasing annually by 1% until the percentage reaches 10% in 2007.

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  Overview of business structure and principal agreements:

Petróleos de Venezuela
2
Performance Guarantee
1
PDVSA Petróleo
Payment Instructions
3
Oil & Product Sales Contracts
2
Receivables Purchases Agreement (RPA)
Acknowledgements
Investors/ Lenders (Trustee)
Fiscal Agency Agreement / Indenture Debt Instruments
4
PDVSA Finance
3
Designated Customers
3
3
Servicing and Collection Agency Agreement
Collection Agent
Servicer (PDVSA Petróleo)

Petróleos de Venezuela
Oil & Products Exports
5
Capital Contribution
PDVSA Petróleo
Receivables
Dividends
10
1
Purchase Price for Receivables
4
9
Receivables
Designated Customers
Proceeds of Receivables not sold under the RPA
3
7
Receivables Payments
6
Loan/Bond Proceeds
4
PDVSA Finance
Investors/ Lenders (Fiscal Agent)
8
Debt Service
7
Proceeds of Receivables sold under the RPA
7
Collection Account/s (of PDVSA Finance/ PDVSA Petróleo)
Liquidity Facility
Retention Account
7
8

Flow of Funds

*
Other than in limited circumstances, PDVSA Finance has no recourse to or claim against PDVSA Petróleo for funds advanced toward payment of current and future eligible receivables. See page S-8 for a summary of the principal agreements set forth above.

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    The summary of principal agreements contained in the points below does not purport to be complete and is qualified entirely by reference to the provisions of the Indenture, the Fiscal Agency Agreement, the Receivables Purchase Agreement and the Servicing and Collection Agency Agreement (each, as defined under "Item 10.C Material contracts" in our annual report on Form 20-F for the year ended December 31, 2000, which is incorporated by reference in this prospectus). Defined terms used herein and not otherwise defined shall have the meanings set forth in Annex A to our above-mentioned annual report on Form 20-F.

(1)	PDVSA Finance is a wholly owned subsidiary of Petróleos de Venezuela, established and existing in the Cayman Islands. It was established to act as PDVSA's principal vehicle for corporate financing through the issuance of unsecured debt.
(2)	Receivables Purchase Agreement among Petróleos de Venezuela, PDVSA Finance and PDVSA Petróleo. PDVSA Finance purchases from PDVSA Petróleo certain current and future accounts receivable ("Eligible Receivables") generated or to be generated by the export of crude oil and refined petroleum products to Designated Customers. Any Eligible Receivables that are not due and payable when purchased will be purchased at a discount determined on the basis of the Discount Rate. Petróleos de Venezuela will guarantee the performance of PDVSA Petróleo's obligations under the Receivables Purchase Agreement but not payment under the Purchased Receivables. See "Item 10.C Material contracts—The Receivables Purchase Agreement" in our above-mentioned annual report.
(3)	PDVSA Petróleo has notified certain of its Customers (each a "Designated Customer") that it is a party to the Receivables Purchase Agreement and that Receivables Generated with such Designated Customer may have been Sold to PDVSA Finance and instructed each Designated Customer to remit all payments with respect to receivables owing to PDVSA Petróleo or its assignees to a Collection Account maintained by PDVSA Finance and PDVSA Petróleo at Citibank, N.A., as a Collection Agent. The Designated Customers have acknowledged receipt of such instruction. Payments made to the Collection Account will be allocated on a daily basis by the Servicer who will manage and administer such payments, to PDVSA Finance and PDVSA Petróleo in accordance with their respective interests therein. Unless certain events have occurred and are continuing (see point 7 below), all Collections corresponding to PDVSA Finance's interest in the underlying Receivable will be transferred to PDVSA Finance. See "Item 10.C Material contracts—The Servicing and Collection Agency Agreement" in our above-mentioned annual report.
(4)	PDVSA Finance will issue unsecured debt, including notes and other debt instruments, and will use the net proceeds of such notes or any other issue of debt securities or other borrowing to purchase Eligible Receivables of Designated Customers from PDVSA Petróleo, service or refinance existing debt or for other general corporate actions necessary and convenient to accomplish the foregoing as permitted by its covenants. Under the Fiscal Agency Agreement, the Indenture and outstanding notes, PDVSA Finance must comply with certain debt coverage incurrence and maintenance tests and maintain at all times a Liquidity Facility. See "Item 10.C Material contracts—The Fiscal Agency Agreement" in our above-mentioned annual report.
(5)	PDVSA Petróleo will cause the monthly average amount of Eligible Receivables of Designated Customers that are Generated by PDVSA Petróleo during any consecutive twelve month period and that are not subject to any encumbrance other than pursuant to the Receivables Purchase Agreement to represent at least the lesser of (x) 27 million barrels of crude oil of less than 30° API gravity and (y) 80% of PDVSA Petróleo's total Eligible Receivables Generated from Sales of crude oil of less than 30° API gravity. See "Item 10.C Material contracts—The Receivables Purchase Agreement" in our above-mentioned annual report.
(6)	Each Designated Customer has been instructed to make all payments in respect of any Receivables owing to PDVSA Petróleo to a Collection Account.
(7)	Unless certain events have occurred and are continuing, Collections corresponding to PDVSA Finance's interest in such Receivables will be transferred to PDVSA Finance. The Collection Agent allocates the payments received from the Designated Customers to PDVSA Finance and the Retention Account, if applicable, in accordance with the Servicing and Collection Agency Agreement. PDVSA Finance maintains the Liquidity Facility at an amount at least equal to the aggregate amount of Scheduled Debt Service PDVSA Finance is next scheduled to pay under each of its debt agreements, including the notes and other Indebtedness, provided that at any date the balance of the Liquidity Facility shall be at least equal to the aggregate amount of Scheduled Debt Service scheduled to be paid within the 30-day period following such date. Subject to certain limitations, amounts owing to the Holders because of acceleration of the maturity of the notes will be made from the Retention Account. See "Item 10.C Material Contracts—The Receivables Purchase Agreement" in our above-mentioned annual report.
(8)	PDVSA Finance makes interest and principal payments through the Fiscal Agent. Upon the declaration of a Specified Event or the acceleration of the maturity of any of its Indebtedness, PDVSA Finance has agreed to instruct, or cause the Fiscal Agent to instruct, the Collection Agent to transfer to the Retention Account on each Business Day an amount equal to 25% of (a) Collections in respect of Purchased Receivables paid into the Collection Account on the immediately preceding Business Day less (b) Debt Service (other than Accelerated Debt Service) paid on such immediately preceding Business Day; provided that such amount shall be 100% of such Collections in the case of certain specified Events of Default. See "Item 10.C Material contracts—The Fiscal Agency Agreement" in our above-mentioned annual report.
(9)	So long as notice of a Specified Event is not in effect and maturity of any Indebtedness of PDVSA Finance has not been accelerated, cash not required to service debt or maintain the Liquidity Facility will be used by PDVSA Finance to purchase additional Eligible Receivables of Designated Customers from PDVSA Petróleo under the Receivables Purchase Agreement, to pay operating expenses and dividends and for other general corporate purposes. See "Item 10.C Material contracts—The Fiscal Agency Agreement" in our above-mentioned annual report.
(10)	PDVSA Finance may make periodic payments of dividends to Petróleos de Venezuela.

S–8

Ratio of Earnings to Fixed Charges

PDVSA Finance
(International Accounting Standards)

	Year Ended December 31,		From Inception on March 18 to December 31, 1998
Six Months Ended June 30, 2001(1)
	2000	1999
1.42	1.38	1.43	1.47

(1)
If computed in accordance with U.S. GAAP, PDVSA Finance's ratio of earnings to fixed charges would be 1.27.

Petróleos de Venezuela
(U.S. GAAP)

	Year Ended December 31,
Six Months Ended June 30, 2001
	2000	1999	1998	1997	1996
20	18	7	4	19	17

S–9

The Offering

Notes	$500,000,000 aggregate principal amount of 8.50% notes due 2012.
Maturity Date	November 16, 2012.
Interest Payments
We will pay interest quarterly on the notes on February 16, May 16, August 16 and November 16 of each year. The first such payment will be made on February 16, 2002. Interest on each series of the notes will accrue from November 16, 2001.
Principal Payments
We will pay principal on the notes in quarterly installments of 11 1/9% of the original principal amount of the notes on February 16, May 16, August 16 and November 16 of each year, beginning November 16, 2010.
Ranking
The notes are our direct, unsecured and unsubordinated obligations. The notes will rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to all of our existing and future subordinated indebtedness. See "Description of the Notes—Ranking" in the accompanying base prospectus.
No Guarantee	The notes are not the obligation of, or guaranteed by, the Bolivarian Republic of Venezuela, Petróleos de Venezuela, any designated customer or any other entity.
Sinking Fund	None.
Use of Proceeds
The net proceeds of the offering will be used to fund a liquidity account pursuant to the terms of our Fiscal Agency Agreement referred to below and to purchase certain current and future eligible receivables from PDVSA Petróleo pursuant to the Receivables Purchase Agreement. PDVSA Petróleo will in turn use the purchase price received from us through our purchase of eligible receivables for its general corporate purposes.
Ratings	It is expected that the notes will be rated by Moody's, Standard & Poor's and Fitch, Inc.
Listing	We have applied to have the notes listed on the Luxembourg Stock Exchange.

S–10

Taxation; Additional Amounts
Payments on the notes (including principal and interest) will be made free and clear of any withholding or deduction for or on account of any Cayman Islands or Venezuelan tax, unless we are required by law to make or pay such withholding or deduction. In case of withholding or deduction, additional amounts will, subject to certain exceptions, be paid so that holders of the notes will receive the amounts that they would have received had no such Cayman Islands or Venezuelan tax been withheld or deducted. See "Description of the Notes—Additional Amounts that We Will Pay in the Event of Tax Withholding or Deductions" in the accompanying base prospectus.
Optional Redemption
The notes will be redeemable at our option, in whole or in part, at 100% of the outstanding principal amount thereof, plus accrued interest and a make-whole premium. See "Description of the Notes—Redemption—Optional Redemption."
Tax Redemption
The notes will be redeemable at our option, in whole but not in part, at a price equal to 100% of the outstanding principal amount of the notes to be redeemed, plus accrued and unpaid interest and any additional amounts payable with respect thereto, if:

• as a result of any change or amendment in Venezuelan or Cayman Islands law or the application or interpretation thereof, which change or amendment occurs after the latest date of issuance of the notes, we become obligated to pay additional amounts with respect to such notes; and
• we cannot avoid such obligation after taking reasonable measures available to us.

See "Description of the Notes—Redemption—Redemption for Tax Reasons" herein and "Description of the Notes—Additional Amounts that We Will Pay in the Event of Tax Withholding or Deductions" in the accompanying base prospectus.

S–11

RISK FACTORS RELATING TO THE NOTES

    Your investment in the notes involves risks. You should carefully consider the following discussion of risks together with other information contained in or incorporated into this prospectus before purchasing the notes. See also "Item 3.D Risk factors" in our annual report on Form 20-F for the year ended December 31, 2000 and "Item 3.D Risk factors" in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000.

We rely on the trustee to take action if an event of default occurs with respect to the notes. The trustee will only take action at the direction of the holders of the notes.

    The indenture pursuant to which the notes are issued provides that we will comply with financial and other covenants which, if not complied with, will constitute an event of default in respect of the notes. None of the servicer, the fiscal agent or the collection agent under our principal agreements has any duty to monitor our compliance with our covenants under the indenture or to inform the trustee or any other party of any violation of such covenants. Subject to certain exceptions, if an event of default occurs with respect to the notes, the trustee will declare all amounts due under the notes, including any accrued interest, to become due and payable immediately, but only at the direction of holders of at least 50% of the aggregate principal amount of the notes outstanding. Subject to certain exceptions, if the trustee does not receive such direction from holders of the requisite amount of notes, notwithstanding that an event of default has occurred with respect to the notes, the trustee is not obligated to declare any amounts under the notes to be due and payable.

The notes are solely our obligation and are not guaranteed by the Republic of Venezuela or any of our affiliates or customers. The amounts that you are entitled to receive on the notes upon acceleration of maturity of the notes if an event of default occurs are limited.

    The notes are solely the obligation of PDVSA Finance and are not the obligation of, or guaranteed by, the Republic of Venezuela, Petróleos de Venezuela, PDVSA Petróleo, CITGO or any of our affiliates or any of our designated customers. In addition, subject to certain exceptions, in the event of an acceleration of the maturity of the notes following an event of default, you are entitled to receive payments of principal and interest in respect of the notes only to the extent of your ratable share of amounts available in the retention account that we maintain with the fiscal agent pursuant to the terms of our Fiscal and Paying Agency Agreement, dated as of May 14, 1998, with The Chase Manhattan Bank, as fiscal and paying agent, and The Chase Manhattan Bank Luxembourg, S.A., as paying agent (the "Fiscal Agency Agreement"). See "Item 10.C Material contracts—The Fiscal Agency Agreement" in our annual report on Form 20-F for the year ended December 31, 2000.

An active trading market for the notes may not develop.

    The notes are a new issue of securities for which there is currently no market. We cannot assure you that an active trading market will develop for the notes. If a market were to develop, the notes, in response to prevailing interest rates and market conditions generally, could trade at prices that may be higher or lower than their principal amount. We cannot assure you that you will be able to sell your notes in the future or that you will be able to sell your notes at a price equal to or greater than the initial offering price of the notes. If a market for the notes does not develop, you may be unable to resell your notes for an extended period of time, if at all. Consequently, you may not be able to liquidate your investment in the notes readily, and the notes may not be readily accepted as collateral for a loan.

The notes will be rated by certain rating agencies. We cannot assure you that the ratings on the notes will remain.

    The notes will be rated by certain nationally recognized rating agencies. A rating on the notes is not a recommendation to buy, hold or sell the notes, nor is it a comment as to the market price of the notes or the suitability of the notes as an investment. We cannot assure you that any rating that we receive on the notes will be maintained for any given period of time, or that such ratings will not be lowered or withdrawn entirely by the rating agencies in the future.

S–12

USE OF PROCEEDS

    We estimate that we will receive approximately $491,020,295 in net proceeds from this offering after we deduct underwriting discounts and commissions and other expenses of the offering payable by us. We intend to use the net proceeds from the sale of the notes to fund a liquidity account pursuant to the terms of our Fiscal Agency Agreement and to purchase certain current and future eligible receivables from PDVSA Petróleo pursuant to the Receivables Purchase Agreement. PDVSA Petróleo will in turn use the purchase price received from us through our purchase of eligible receivables for its general corporate purposes.

CAPITALIZATION OF PDVSA FINANCE

    The following table sets forth our capitalization at December 31, 2000 and at June 30, 2001 on a historical basis and on an as adjusted basis to give effect to the issuance of the notes. This table should be read in conjunction with our selected financial information included elsewhere herein and our audited financial statements and related notes thereto contained in our annual report on Form 20-F for the fiscal year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission and incorporated by reference in this prospectus. Our financial statements as of and for the six months ended June 30, 2001 have not been audited.

		At June 30, 2001
	At December 31, 2000
		Actual	As Adjusted
	($ in thousands)
Long-term debt
6.450% notes due 2004	$400,000	$400,000	$400,000
8.750% notes due 2004	325,600	276,000	276,000
6.250% Euro denominated notes due 2006*	188,640	169,900	169,900
6.650% notes due 2006	300,000	300,000	300,000
9.375% notes due 2007	250,000	250,000	250,000
6.800% notes due 2008	300,000	300,000	300,000
9.750% notes due 2010	250,000	250,000	250,000
8.558% notes due 2013	260,000	260,000	260,000
10.395% notes due 2014	38,000	38,000	38,000
7.400% notes due 2016	400,000	400,000	400,000
9.950% notes due 2020	100,000	100,000	100,000
7.500% notes due 2028	400,000	400,000	400,000
The notes:
8.50% notes due 2012	—	—	500,000

Total long-term debt	$3,212,240	$3,143,900	$3,643,900
Total shareholder's equity	694,331	719,605	719,605

Total capitalization	$3,906,571	$3,863,505	$4,363,505

*
Calculated using a $/E exchange rate of $0.9432 to E1 at December 31, 2000 and a $/E exchange rate of $0.8495 to E1 at June 30, 2001.

S–13

SELECTED FINANCIAL INFORMATION OF PDVSA FINANCE

    Except as set forth below, the following selected financial information has been derived from our audited financial statements. Our financial statements have been audited by Alcaraz Cabrera Vázquez (a member firm of KPMG), our independent accountants for the year 2000, and Espiñeira, Sheldon y Asociados (a member firm of PricewaterhouseCoopers), our independent accountants for 1999 and 1998. Our financial statements are prepared and presented in accordance with International Accounting Standards ("IAS"). Although there are a number of significant differences between IAS and accounting principles generally accepted in the United States of America ("U.S. GAAP"), as of and for the years ended December 31, 2000 and 1999 and for the period from March 18, 1998 (inception) through December 31, 1998, the application of U.S. GAAP would not have produced material differences with respect to our shareholder's equity and net income. However, the application of U.S. GAAP would have resulted in a reduction of $18,310,000 in our net income for the six months ended June 30, 2001.

    The selected financial information set forth below should be read in conjunction with, and is qualified in its entirety by reference to, (1) our financial statements and the section entitled "Item 5. Operating and Financial Review and Prospects" included in our annual report on Form 20-F for the year ended December 31, 2000 and the consolidated financial statements of Petróleos de Venezuela and the section entitled "Item 5. Operating and Financial Review and Prospects" included in the annual report on Form 20-F of Petróleos de Venezuela for the year ended December 31, 2000, and (2) our financial statements and other information included in our current reports on Form 6-K for the months of July 2001 and August 2001, in each case, incorporated in this prospectus by reference. Our financial statements as of and for the six months ended June 30, 2001 and June 30, 2000 have not been audited.

	Six Months Ended June 30, 2001	Six Months Ended June 30, 2000	Year ended December 31, 2000	Year ended December 31, 1999	From March 18, 1998 (inception) through December 31, 1998
	($ in thousands)
Income Statement Data:
Operating revenues	$173,583	$177,008	$353,949	$313,899	$123,991
Total revenues	176,123	180,015	360,464	317,454	125,414
Interest expense	(124,623)	(128,512)	(255,310)	(227,357)	(82,134)
General and administrative expenses	(4,714)	(5,496)	(11,691)	(6,877)	(5,024)
Income before income taxes	52,176	52,169	97,575	97,695	38,256
Income tax expense	(8,592)	(8,762)	(17,520)	(15,538)	(6,137)
Net income	43,584 (1)	43,407	80,055	82,157	32,119
		At December 31,
	At June 30, 2001
		2000	1999	1998
	($ in thousands)
Balance Sheet Data (at end of period):
Current purchased accounts receivable	$883,404	$908,262	$828,262	$327,222
Rights to future (ungenerated) purchased accounts receivable	2,978,789	2,979,235	3,031,863	2,230,375
Total assets	3,951,604	3,988,859	3,967,607	2,621,871
Long-term debt	2,984,166	3,113,040	3,225,000	2,060,000
Total liabilities	3,231,999	3,294,528	3,353,331	2,089,752
Capital stock	200,000	200,000	200,000	200,000
Total shareholder's equity	719,605	694,331	614,276	532,119

(1)
Under IAS, we recorded a reduction of $18,310,000 in the balance of retained earnings at January 1, 2001 and, under U.S. GAAP, we would record $18,310,000 as an expense in the statement of income, to record the cumulative effect of adopting IAS 39 or SFAS No. 133/138, respectively. Total shareholder's equity at June 30, 2001 is the same under U.S. GAAP as under IAS. See notes 2(a), 2(h), 2(i) and note 5 to our financial statements included in our current report on Form 6-K for the month of August 2001.

S–14

CAPITALIZATION OF PETRÓLEOS DE VENEZUELA

    The following table sets forth the capitalization of Petróleos de Venezuela at December 31, 2000 and at June 30, 2001 on a historical basis and on an as adjusted basis to give effect to the issuance of the notes. This table should be read in conjunction with the selected financial information of Petróleos de Venezuela included elsewhere herein and the audited financial statements and related notes of Petróleos de Venezuela contained in its annual report on Form 20-F for the fiscal year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission and incorporated by reference in this prospectus. Petróleos de Venezuela's consolidated financial statements as of and for the six months ended June 30, 2001 have not been audited.

		At June 30, 2001
	At December 31, 2000
		Actual	As Adjusted
	($ in millions)
Long-term debt and capital lease obligations
Long-term debt and notes offered herein	$7,003	$6,474	$6,974
Capital lease obligations	184	137	137

Total long-term debt	7,187	6,611	7,111

Minority interests	217	210	210
Shareholder's equity	37,932	37,439	37,439

Total Capitalization	$45,336	$44,260	$44,760

S–15

SELECTED FINANCIAL INFORMATION OF PETRÓLEOS DE VENEZUELA

    The following selected financial information presented below for, and as of the end of, each of the years in the three-year period ended December 31, 2000, has been derived from the consolidated financial statements of Petróleos de Venezuela and subsidiaries, which financial statements have been prepared using U.S. GAAP, and should be read in conjunction with the section entitled "Item 5. Operating and Financial Review and Prospects" included in the annual report on Form 20-F of Petróleos de Venezuela for the year ended December 31, 2000 and the financial statements and other information included in Petróleos de Venezuela's current report on Form 6-K for the month of August 2001. The consolidated financial statements as of and for the year ended December 31, 2000 have been audited by Alcaraz Cabrera Vázquez (a member firm of KPMG), independent accountants. The consolidated financial statements as of and for the two years ended December 31, 1999 have been audited by Espiñeira, Sheldon y Asociados (a member firm of PricewaterhouseCoopers), independent accountants. The consolidated financial statements as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, and the reports of Alcaraz Cabrera Vázquez and Espiñeira, Sheldon y Asociados thereon, which are based partially upon the reports of other auditors, are included in the annual report on Form 20-F of Petróleos de Venezuela for the year ended December 31, 2000, incorporated herein by reference. The financial statements for and as of the six months ended June 30, 2001 and June 30, 2000 have not been audited.

	At or for the Six Months Ended June 30,		At or for the Year Ended December 31,
	2001	2000	2000	1999	1998
	($ in millions, unless otherwise indicated)
Income Statement Data:
Sales of crude oil and its derivatives
International markets	22,313	24,334	49,780	30,369	23,289
Venezuelan markets	1,157	1,230	2,230	1,450	1,315
Petrochemical and other sales	678	514	1,224	781	922

Net sales	24,148	26,078	53,234	32,600	25,526
Bonuses(1)	—	—	—	—	—
Equity in earnings of nonconsolidated investees	290	165	446	48	133

Total revenues	24,438	26,243	53,680	32,648	25,659
Total costs and expenses	18,629	19,294	40,029	26,636	23,219

Operating income	5,809	6,949	13,651	6,012	2,440
Financing expenses	247	297	672	662	365

Income before income tax, minority interests and cumulative effect of accounting change	5,562	6,652	12,979	5,350	2,075
Provision for income tax	(2,511)	(3,179)	(5,748)	(2,521)	(1,602)
Minority interests	(4)	(9)	(15)	(11)	(1)

Income before cumulative effect of accounting changes	3,047	3,464	7,216	2,818	472
Cumulative effect of accounting change
Cost of turnarounds of refining facilities (2)	—	—	—	—	191

Net Income	3,047	3,464	7,216	2,818	663

Balance Sheet Data:
Cash and cash equivalents	1,886	2,747	3,257	1,079	685
Notes and accounts receivable	4,436	4,551	4,435	3,820	2,194
Total assets	57,676	54,518	57,098	49,990	48,816
Short-term debt (including current portion of long-term debt)(3)	848	813	596	910	1,410
Long-term debt and capital lease obligations (excluding current portion)	6,611	7,559	7,187	7,892	6,615
Stockholder's equity	37,439	36,358	37,932	32,894	31,763
Capital Stock	39,094	39,094	39,094	39,094	39,094

S–16

Other Financial Data:
Net cash provided by operating activities	4,005	3,860	9,585	4,633	2,606
Net cash used in investing activities	(2,530)	(1,752)	(4,660)	(3,326)	(4,532)
Net cash provided by (used in) financing activities	(2,846)	(440)	(2,747)	(913)	784
Capital expenditures	1,457	927	2,485	3,041	3,726
Depreciation and depletion	1,356	1,213	3,001	2,821	2,849
Debt/capitalization ratio(4)	15%	17%	15%	19%	17%
Total payments to shareholder(5)	7,158	4,314	11,641	6,549	6,236
Dividends(6)	2,502	—	1,732	1,719	1,996
Production tax	2,335	2,382	4,954	2,654	2,253
Income taxes(7)	2,321	1,932	4,955	2,176	1,987

(1)
Represents bonuses received by Petróleos de Venezuela pursuant to operating service agreements entered into in 1997 and pursuant to profit sharing agreements with private sector oil companies. See "Item 4.B Business Overview—Initiatives Involving Private Sector Participation" in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000.
(2)
Effective January 1, 1998, Petróleos de Venezuela changed its method of accounting for the cost of major refinery repairs and maintenance (turnarounds). See Note 1(u) to Petróleos de Venezuela's consolidated financial statements included in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000.
(3)
Excludes current portion of capital lease obligations, which amounted to $122 million, $117 million and $90 million in 2000, 1999 and 1998, respectively.
(4)
Calculated as long-term debt (including capital lease obligations) divided by the sum of long-term debt, minority interest and shareholder's equity.
(5)
Total payments to shareholder include production tax, income taxes and dividends paid.
(6)
During 1999, special tax recovery certificates, or CERTS, amounting to $1,291 million were used to pay dividends.
(7)
During 2000, 1999 and 1998, Petróleos de Venezuela used CERTS amounting to $255 million, $22 million and $622 million, respectively, to pay income tax, which are excluded from the above income taxes. For the six months ended June 30, 2001, CERTS amounting to $204 million, used to pay income taxes, are included in income taxes.

S–17

	At or for the Year Ended December 31,
	2000	1999	1998
	(MBPD, unless otherwise indicated)
Operating Data
Production
Light crude oil (API gravity of 30° or more)	1,174	1,189	1,233
Medium crude oil (API gravity of 21° or more and less than 30°)	1,047	1,095	1,137
Heavy crude oil (API gravity of less than 21°)	814	623	866
Condensate	50	43	43

Total crude oil	3,085	2,950	3,279

Liquid petroleum gas	167	177	170

Total crude oil and liquid petroleum gas	3,252	3,127	3,449

Net natural gas (MMCFD)(1)	3,979	3,766	3,965

Total crude oil, liquid petroleum gas and net natural gas (BOE)(2)	3,938	3,776	4,133

Sales volumes exported
Exports of crude oil with 30° or greater API	716	1,010	889
Exports of crude oil with less than 30° API	1,282	913	1,372
Exports of refined petroleum products	825	861	855

Total	2,823	2,784	3,116

Average sales prices per unit ($ per barrel)
Exports of crude oil with 30° or greater API	$28.20	$17.08	$11.38
Exports of crude oil with less than 30° API	$23.12	$13.45	$8.08
Exports of refined petroleum products	$28.40	$17.80	$13.88
Weighted average sales price(3)	$25.91	$16.04	$10.57
Average production costs ($ per BOE)
Production cost per BOE of production, excluding operating service agreements(4)	$2.22	$2.00	$2.33
Production cost per BOE of production(4)	$3.48	$2.72	$2.75
Depreciation and depletion per BOE of production	$1.40	$1.36	$1.24
Proved reserves(5)
Crude oil (MMB)
Condensate	1,772	1,847	1,922
Light crude oil (API gravity of 30° or more)	10,244	10,258	9,292
Medium crude oil (API gravity of 21° or more and less than 30°)	12,804	12,195	12,505
Heavy crude oil (API gravity of 11° or more and less than 21°)	17,177	16,861	16,742
Extra-heavy crude oil (API gravity of less than 11°)(6)	35,688	35,701	35,647

Total crude oil	77,685	76,862	76,108

Of which, relating to Operating Service Agreements(7)	5,479	5,450	4,895
Natural gas (BCF)(8)	147,585	146,611	146,573

Proved reserves of crude oil and natural gas (MMBOE)(6)	103,131	102,140	101,379

Remaining reserve life of proved crude oil reserves (years)(9)	64x	70x	64x
PDVSA's net crude oil refining capacity (10)
Venezuela (including Isla refinery)	1,620	1,620	1,620
United States	1,198	1,224	1,224
Europe	252	252	252

Total	3,070	3,096	3,096

(1)
Amounts indicated are net of natural gas used for reinjection purposes.
(2)
Natural gas is converted to barrels of oil equivalent (BOE) at a ratio of 5.8 thousand cubic feet of natural gas per one barrel of crude oil.
(3)
Weighted average sales price of crude oil, refined petroleum products and liquid petroleum gas exports.
(4)
Calculated by dividing total costs (excluding depreciation and depletion) and expenses of crude oil, natural gas and liquid natural gas producing activities by total crude oil, liquid petroleum gas and net natural gas (BOE) produced, in each case for the relevant period.
(5)
Proved reserves include both proved developed and undeveloped reserves.
(6)
Proved reserves of extra-heavy oil located in the Orinoco Belt have a low development grade. Of the total gross proved reserves to be exploited under PDVSA's Orinoco Belt project at December 31, 2000, approximately 10,857 MMB reserves were being developed under four association agreements in which PDVSA has an equity interest of less than

S–18

  50%. See "Item 4.B Business overview—Initiatives Involving Private Sector Participation—Joint Venture with Private Sector Participants—Orinoco Belt Extra-heavy Crude Oil Projects" in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000.

(7)
Includes portion of proved crude oil reserves in fields relating to operating service agreements as of December 31 of the year in which each of such agreements went into effect. Such agreements may not necessarily result in the exploitation of 100% of these reserves during their term. See "Item 4.B Business overview—Initiatives Involving Private Sector Participation—Operating Service Agreements" in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000.
(8)
Includes 12,505 BCF, 12,437 BCF and 12,437 BCF in each of 2000, 1999 and 1998, respectively, associated with extra-heavy crude oil reserves.
(9)
Based on crude oil production for each period and total proved crude oil reserves at the end of each period. Proved reserves of extra-heavy crude oil are substantially undeveloped. Proved reserves of extra-heavy crude oil in the Orinoco Belt will be developed in association with third parties, although there is uncertainty as to when production will begin, or what interest PDVSA will have in these projects. See "Item 4.B Business overview—Initiatives Involving Private Sector Participation—Joint Ventures with Private Sector Participants—Orinoco Belt Extra-heavy Crude Oil Projects" in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000.
(10)
Amounts represent PDVSA's interest in the refining capacity of all refineries in which it holds an equity or leasehold interest. See "Item 4.B Business overview—Refining and Marketing" in Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000.

S–19

	Six Months Ended June 30,
	2001	2000
	(MBPD, except as otherwise indicated)
Operating Data
Production:
Crude oil, condensate and liquid petroleum gas	3,267	3,201
Natural gas (MMCFD)(1)	3,821	3,991
Refined products	2,965	2,724
Sales:
Crude oil	2,051	1,333
Refined products	2,663	2,911

Total sales	4,714	4,244

Export sales	2,813	2,775
Export price per barrel ($/barrel)	22.15	25.40
Net sales ($ in millions)(2)	24,148	26,078
Export sales:
United States and Canada	1,507	1,522
Caribbean and Central America	550	603
South America	155	187
Europe	200	197

(1)
"MMCFD" means millions of cubic feet per day.
(2)
Excluding equity in earnings of non-consolidated investees.

S–20

DESCRIPTION OF THE NOTES

    Set forth below is a description of the specific terms of the notes. This description supplements, and should be read together with, the description of the general terms and provisions of the notes set forth in the accompanying base prospectus under the caption "Description of the Notes." The following description supplements, and to the extent it is inconsistent, supersedes, the statements under "Description of the Notes" in the accompanying base prospectus.

    The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the senior indenture, dated May 14, 1998, between PDVSA Finance and The Chase Manhattan Bank, as trustee, as supplemented by the third supplemental indenture relating specifically to the notes, to be dated November 16, 2001. We urge you to read the senior indenture and the third supplemental indenture because they define your rights as a holder of the notes. See "Where You Can Find More Information" in the accompanying base prospectus for information on how to obtain a copy of these indentures.

General

    The notes are our direct, unsecured and unsubordinated obligations. The notes will rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to all our existing and future subordinated indebtedness. The notes will initially be limited to $500,000,000 in aggregate principal amount, and will be issued under the senior indenture, as supplemented by the third supplemental indenture, referred to above. The notes need not all be issued at the same time. We may issue additional notes of the same series without your consent.

    The notes will mature on November 16, 2012. The notes will bear interest from November 16, 2001, at the rate set forth on the front cover of this prospectus supplement. We will pay interest on the notes quarterly on February 16, May 16, August 16 and November 16 of each year. The first such payment will be made on February 16, 2002. We will pay principal on the notes in equal quarterly installments equal to 11 1/9% of the original principal amount of the notes on February 16, May 16, August 16 and November 16 of each year, beginning November 16, 2010.

    Principal of, premium, if any, and interest on the notes will be payable and the notes may be presented for registration of transfer and exchange at the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York. We will appoint The Chase Manhattan Bank to serve as trustee, registrar and paying agent under the senior indenture, as supplemented by the third supplemental indenture.

Book-Entry System

    The notes will be issuable only in registered form, without coupons, represented by one or more global notes in denominations of $1,000 and integral multiples of $1,000.

    Except under limited circumstances, as an owner of a beneficial interest in a global note, you will not be entitled to receive physical delivery of a certificated note. Notes represented by one or more global notes are exchangeable for certificated notes in registered form with the same terms only if:

  •
  The Depository Trust Company ("DTC") notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days; or

  •
  an event of default under the indenture has occurred and is continuing with respect to such global note, and the owner of a beneficial interest in the global note requests such exchange or transfer.

S–21

Redemption

  Mandatory Redemption

    We will not be required to repurchase the notes or make mandatory redemption or sinking fund payments on the notes.

  Optional Redemption

    We have the option to redeem all of the notes at any time, or part of the notes from time to time. If we choose to exercise this option, we will notify holders at least 30 days and no more than 60 days prior to the redemption date. We will send such notice by first-class mail to the last address listed for each holder in the registrar's books.

    If we redeem the notes for any reason other than for the tax reasons described below under "—Redemption for Tax Reasons", we will pay 100% of the outstanding principal amount of the notes to be redeemed, plus accrued interest and a "make-whole" premium to be calculated as described below. The make-whole premium is designed to provide holders of the redeemed notes with the amounts they would otherwise have received on the notes had we not redeemed them. In some cases the make-whole premium will be zero.

    The make-whole premium will be determined on the business day prior to the redemption date, and will be equal to the excess, if any, of:

  •
  the present value on the date of determination of the future debt service on the notes being redeemed, discounted at 50 basis points above the then-current yield on U.S. Treasury securities having a maturity comparable to the remaining weighted average life of the notes being redeemed, over

  •
  the sum of the unpaid principal amount of the notes being redeemed and the amount of interest on such notes accrued to the redemption date.

    In the case of a partial redemption, the trustee will select the notes or portions of the notes to be redeemed on a ratable basis, by lot or another manner that the trustee deems appropriate and fair. The notes may be redeemed in part only in multiples of $1,000,000, or such lesser amount of notes as is then outstanding.

    Any notice relating to a note being redeemed only in part must state the portion of the principal amount not being redeemed. The notice also must state that on and after the date of redemption, upon surrender of the partially redeemed note, we will issue another note or notes with a principal amount equal to the unredeemed portion of the original note. On and after the date of redemption, interest will no longer accrue on the notes or portions called for redemption, unless we default on the redemption payment.

    We may, at our sole option, effect any optional redemption permitted by the indenture by repurchasing, or causing one of our affiliates to purchase, notes at a purchase price equal to the applicable redemption price together with unpaid interest on the notes being purchased that has accrued to the date we or our affiliate purchases them.

  Redemption for Tax Reasons

    Changes in certain tax laws and regulations, as described below, will give us the option to redeem all, but not part, of the notes without paying the make-whole premium described above. If we exercise this option, we will give irrevocable notice to the holders of the affected notes not less than 30 days and no more than 60 days prior to the planned redemption. Any redemption for tax reasons will be made at 100% of the outstanding principal amount of the notes, plus accrued interest and any additional amounts that have become payable.

S–22

    We may redeem the notes under this provision of the indenture if:

  •
  we have or will become obligated to pay additional amounts on the notes:

  •
  due to any change or amendment to the laws or regulations of Venezuela, the Cayman Islands or any political subdivision or governmental authority of those countries having the power to tax; or

  •
  due to any change in the application or official interpretation of the laws or regulations of those countries or any political subdivision or governmental authority of those countries having the power to tax, in each case, occurring after the latest date of the issuance of the notes; and

  •
  we cannot avoid the obligation to pay such additional amounts by taking reasonable available measures.

    We cannot deliver a notice of redemption described in this section earlier than 60 days before the first day on which we would actually have to pay additional amounts if a payment were due. This ensures that any redemption of notes we make under this provision can occur only when the adverse tax consequences are close at hand.

    Before publishing or mailing any notice of redemption of the notes as described above, we must deliver to the trustee an officers' certificate stating that we cannot avoid our obligation to pay additional amounts by taking reasonable available measures. We must also deliver to the trustee an opinion of independent legal counsel stating that we would become obligated to pay additional amounts due to the change in tax laws or regulations or interpretation thereof. The trustee will accept the certificate and opinion as sufficient evidence that the conditions above have been satisfied, and the trustee's acceptance will be conclusive and binding on the holders.

Sinking Fund

    There will be no sinking fund payments for the notes.

Covenants; Events of Default

    The provisions of the senior indenture, which are described in the accompanying base prospectus under "Description of the Notes—Mergers and Sales of Assets by PDVSA Finance," "Description of the Notes—Certain Covenants," "Description of the Notes—Modification of the Senior Indenture" and "Description of the Notes—Events of Default" will apply to the notes.

    In addition, each of the following constitutes an "event of default" under the third supplemental indenture:

  •
  our failure to remedy a breach of certain covenants contained in the third supplemental indenture within 60 days after the date that we became aware, or should have become aware, of such breach;

  •
  the occurrence of any "event of default" under the senior indenture with respect to the notes;

  •
  it shall have become unlawful for us to perform any of our obligations under the Fiscal Agency Agreement, the senior indenture, the third supplemental indenture or the notes;

  •
  the incurrence by us of indebtedness if, after giving effect to the incurrence of such indebtedness and the receipt and application of the proceeds from such indebtedness, the aggregate outstanding principal amount of our indebtedness exceeds $6 billion; provided that the incurrence of such indebtedness shall not be deemed to be an "event of default" if the ratings of the notes immediately prior to the incurrence of such indebtedness is confirmed by each rating agency then rating the notes;

S–23

  •
  the aggregate amount of cash and permitted investments in the liquidity facility maintained under the terms of the Fiscal Agency Agreement decreases below the specified threshold for seven consecutive business days; and

  •
  the Fiscal Agency Agreement, the senior indenture or the third supplemental indenture or any of the notes is repudiated by us, or ceases to be in full force and effect other than pursuant to their respective terms.

    If we fail to pay any principal installment, interest or any other amount on the notes when due, we will be required to pay interest on the amount in default (after giving effect to any applicable grace period), from the date that such payment became due until payment in full of such amount in default, at the rate of 1% over the interest rate on the notes set forth on the front cover of this prospectus supplement. See also "Risk Factors Relating to the Notes—The notes are solely our obligation and are not guaranteed by the Republic of Venezuela or any of our affiliates or customers. The amounts that you are entitled to receive on the notes upon acceleration of maturity of the notes if an event of default occurs are limited."

    We will also be required to furnish to the trustee on a timely basis certain schedules, reports and financial statements for so long as the notes are outstanding.

Information Concerning the Trustee

    The Chase Manhattan Bank is the trustee and paying agent under the senior indenture, and has been appointed by us to serve as trustee, registrar and paying agent with respect to the notes. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business. As of the date of this prospectus supplement, the office of the trustee at which the corporate trust business of the trustee is principally administered is located at 450 West 33rd Street, 15th Floor, New York, New York 10001.

S–24

UNDERWRITING

    PDVSA Finance, Petróleos de Venezuela and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Credit Suisse First Boston Corporation	$250,000,000
Goldman, Sachs & Co.	250,000,000

Total	$500,000,000

    Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

    The notes are a new issue of securities with no established trading market. PDVSA Finance has been advised by the underwriters that the underwriters intend to make a market in the notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

    In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

    The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

    Each underwriter has represented and agreed that (1) it has not offered or sold and prior to the date six months after the date of issuance of the notes will not offer or sell any notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (2) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; and (3) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 of Great Britain or is a person to whom the document may lawfully be issued or passed on.

S–25

    Each underwriter has acknowledged and agreed that the notes have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law. As part of the offering, the underwriters may offer the notes in Japan to a list of 49 offerees in accordance with the above provisions.

    The notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

    Each of the underwriters has agreed that it has not and will not offer or sell any notes or distribute any document or other material relating to the notes, either directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 106C of the Companies Act, Chapter 50 of Singapore (the "Singapore Companies Act") or (ii) to a sophisticated investor in accordance with the conditions specified in Section 106D of the Singapore Companies Act or (iii) otherwise pursuant to, and in accordance with the conditions of, any other provision of the Singapore Companies Act.

    Each underwriter offering the notes has acknowledged and agreed that (i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than to persons whose ordinary business it is to buy or sell securities, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong and (ii) it has not issued or had in its possession for the purpose of issue and will not issue or have in its possession for the purpose of the issue any invitation or advertisement relating to the notes in Hong Kong (except if permitted to do so by the securities laws of Hong Kong) other than with respect to notes intended to be disposed of to persons outside Hong Kong or to be disposed of only to persons whose business involves the acquisition, disposal or holding of securities, whether as principal or as agent.

    The notes have not been and will not be registered in Venezuela before the Comision Nacional de Valores. The offer of the notes in Venezuela is made on the understanding that such offer is strictly private and does not constitute a public offer of securities under Venezuelan law.

    Application has been made to list the notes on the Luxembourg Stock Exchange.

    PDVSA Finance estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,200,000.

    The underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking and investment banking services for PDVSA Finance, for which they received or will receive customary fees.

    PDVSA Finance and Petróleos de Venezuela have jointly and severally agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

S–26

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

    The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

    By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws;

  •
  where required by law, that the purchaser is purchasing as principal and not as agent; and

  •
  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

    Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

S–27

GENERAL INFORMATION

    We have applied to have the notes listed on the Luxembourg Stock Exchange. In connection with the listing application, copies of our memorandum and articles of association and a legal notice relating to the issuance of the notes have been deposited with Greffier en Chef du Tribunal d'Arrondissement de et à Luxembourg, where such documents may be examined or copies obtained.

    You may request copies of these documents, the underwriting agreement, the senior indenture, the third supplemental indenture relating to the notes, the Receivables Purchase Agreement, the Fiscal Agency Agreement, the Servicing and Collection Agency Agreement and our annual and current reports, as well as all other documents incorporated by reference in the prospectus, including all such future reports, so long as any of the notes are outstanding, at the main office of our Luxembourg listing agent, Kredietbank S.A., Luxembourgeoise, currently located at 43 Boulevard Royal, L-2955 Luxembourg. Our Luxembourg listing agent will act as intermediary between the Luxembourg Stock Exchange and us and the holders of the notes.

    Other than as disclosed or contemplated in this prospectus or in the documents incorporated herein by reference, there has been no material adverse change in our financial position since December 31, 2000.

    Other than as disclosed or contemplated in this prospectus or in the documents incorporated herein by reference, we are not involved in litigation, arbitration or administrative proceedings relating to claims or amounts that are material in the context of the issue of the notes and, so far as we are aware, no such litigation, arbitration or administrative proceedings are pending or threatened.

    We have obtained all material consents, approvals and authorizations in connection with the issue of the notes. Resolutions relating to the issuance and sale of the notes were adopted by our board of directors on November 8, 2001.

    The notes have been accepted for clearance through Clearstream, Luxembourg and Euroclear. Relevant trading information is as follows:

Common Code	International Security Identification Number (ISIN)	CUSIP

13883700	US693300AU94	693300AU9

    This prospectus supplement and the accompanying base prospectus include information provided in order to comply with the rules governing the listing of securities on the Luxembourg Stock Exchange. We accept responsibility for the information contained in this prospectus supplement and the accompanying base prospectus. The Luxembourg Stock Exchange takes no responsibility for the contents of this document, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

    Inquiries regarding our listing status on the Luxembourg Stock Exchange should be directed to our Luxembourg listing agent, Kredietbank S.A., Luxembourgeoise, currently located at 43 Boulevard Royal, L-2955 Luxembourg.

VALIDITY OF THE NOTES

    The validity under New York law of the notes offered hereby will be passed upon by Shearman & Sterling, New York, New York, U.S. counsel for PDVSA Finance, and by Davis Polk & Wardwell, New York, New York, U.S. counsel for the underwriters. The validity under Cayman Islands law of the notes will be passed upon by Walkers, Cayman Islands counsel for PDVSA Finance.

S–28

PROSPECTUS

$1,500,000,000
PDVSA Finance Ltd.
a wholly owned subsidiary of Petróleos de Venezuela, S.A.
 Notes

    We intend to offer notes from time to time and in one or more series. We will provide the specific terms of the notes that we are offering, and the terms on which they are being offered, in one or more supplements to this prospectus. Any supplement to this prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before investing in our notes. The total dollar amount of notes covered by this prospectus will not exceed $1,500,000,000.

    We are a wholly owned subsidiary of Petróleos de Venezuela, S.A., the national oil company of the Bolivarian Republic of Venezuela. The notes will be solely obligations of PDVSA Finance Ltd. and are not obligations of, or guaranteed by, the Bolivarian Republic of Venezuela, Petróleos de Venezuela, S.A. or any other entity.

    We may sell the notes through underwriting syndicates represented by managing underwriters, through underwriters without a syndicate or through designated agents. We may also sell the notes directly to one or more purchasers. The names of any underwriters or agents that are included in a sale of notes, and any applicable commissions or discounts, will be stated in accompanying supplements to this prospectus. We cannot sell any of these notes unless this prospectus is accompanied by a prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 8, 2001.

    You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell the notes in any state or country where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

i

WHERE YOU CAN FIND MORE INFORMATION

    We file annual and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any reports, statements or other information that we file at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Some of such filings with the SEC are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov. In addition, you can obtain the reports that are filed under the Securities Exchange Act of 1934 that are incorporated by reference into this prospectus free of charge, by requesting them orally or in writing from the trustee for the notes, at The Chase Manhattan Bank, 450 West 33rd Street, 15th Floor, New York, New York 10001, Attention: Institutional Trust Services; telephone: (212) 946-3013.

    This prospectus is part of a registration statement on Form F-3 that we filed with the SEC. The SEC permits us to "incorporate by reference" the information that has been filed with or submitted to the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

    The following documents filed with or submitted to the SEC are incorporated by reference in this prospectus:

  •
  PDVSA Finance Ltd.'s annual report on Form 20-F for the year ended December 31, 2000 (File No. 333-09678).

  •
  PDVSA Finance Ltd.'s current report on Form 6-K for the month of July 2001 (File No. 333-09678).

  •
  PDVSA Finance Ltd.'s current report on Form 6-K for the month of August 2001 (File No. 333-09678).

  •
  Petróleos de Venezuela, S.A.'s annual report on Form 20-F for the year ended December 31, 2000 (File No. 001-12142).

  •
  Petróleos de Venezuela, S.A.'s current report on Form 6-K for the month of August 2001 (File No. 001-12142).

  •
  PDV America, Inc.'s annual report on Form 10-K for the year ended December 31, 2000 (File No. 001-12138).

  •
  PDV America, Inc.'s quarterly report on Form 10-Q for the quarter ended June 30, 2001 (File No. 001-12138).

  •
  The consolidated financial statements of CITGO Petroleum Corporation for the year ended December 31, 2000, incorporated herein by reference to CITGO Petroleum Corporation's annual report on Form 10-K for the year ended December 31, 2000 (File No. 001-14380).

  •
  The unaudited condensed consolidated financial statements of CITGO Petroleum Corporation for the quarter ended June 30, 2001, incorporated herein by reference to CITGO Petroleum Corporation's quarterly report on Form 10-Q for the quarter ended June 30, 2001 (File No. 001-14380).

    We are also incorporating by reference all documents filed by us and Petróleos de Venezuela, S.A. with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 and, to the extent, if any, designated therein, certain reports on Form 6-K furnished by us or Petróleos de Venezuela, S.A. to the SEC, and all documents filed by PDV America, Inc. and all financial statements included in documents filed with the SEC by CITGO Petroleum Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, in each case, after the date of this prospectus and until the offering of the notes pursuant to this registration statement is terminated. All such information shall be deemed to be incorporated by reference in this prospectus and shall be considered part of this prospectus from the date of filing or submission of such documents with the SEC.

    Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

    Certain information included or incorporated by reference in this document may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Other than statements of historical facts, all statements that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are characterized by terminology such as "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy" and similar expressions. These statements are based on assumptions and assessments made by our management in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors our management believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including those risks described in our annual report and the annual report of Petróleos de Venezuela, S.A. under "Item 3.D Risk factors," as well as other factors that our management has not yet identified. Such forward-looking statements are not guarantees of our future performances or actual results. Our developments and business decisions may differ from those envisaged by such forward-looking statements. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the foregoing.

SUMMARY

    The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus. Because this is a summary, it may not contain all the information that is important to you. You should read the entire prospectus and the accompanying prospectus supplement, including the information incorporated by reference, before making an investment decision. When used in this prospectus, references to "dollars" or "$" are to the lawful currency of the United States. When used in this prospectus, the terms "we," "our," "us" and "PDVSA Finance" refer to PDVSA Finance Ltd., the term "Petróleos de Venezuela" refers to Petróleos de Venezuela, S.A. and the term "PDVSA" refers to Petróleos de Venezuela and its consolidated subsidiaries.

PDVSA Finance

    PDVSA Finance is a limited liability company organized on March 18, 1998 under the laws of the Cayman Islands. We are a wholly owned subsidiary of Petróleos de Venezuela, the national oil company of the Bolivarian Republic of Venezuela, and we are the principal vehicle for corporate financing of PDVSA. We raise capital by issuing unsecured debt. We also acquire from PDVSA Petróleo, S.A., or PDVSA Petróleo, a wholly owned subsidiary of Petróleos de Venezuela, certain current and future accounts receivable of PDVSA Petróleo. Our registered office is located at Caledonian Bank & Trust Ltd., Caledonian House, P.O. Box 1043, George Town, Grand Cayman, Cayman Islands and our telephone number is 011-345-949-0050.

    Please refer to our annual report on Form 20-F for the year ended December 31, 2000, which is incorporated by reference in this prospectus, for more information on our business and financial condition.

Petróleos de Venezuela

    Petróleos de Venezuela is the national oil company of the Bolivarian Republic of Venezuela. Petróleos de Venezuela was formed by the Venezuelan government in 1975 pursuant to the Organic Law Reserving to the State, the Industry and Commerce of Hydrocarbons as the entity entrusted to coordinate, supervise and control activities within the Venezuelan oil industry following its nationalization, which became effective January 1, 1976. Since its formation, Petróleos de Venezuela has been operating as a commercial entity, vested with commercial and financial autonomy. Petróleos de Venezuela and its domestic subsidiaries are organized under the Commercial Code of Venezuela, which sets forth the basic corporate legal framework applicable to all Venezuelan companies.

    Through its subsidiaries, Petróleos de Venezuela engages in various aspects of the petroleum industry, including the exploration, production and upgrading of crude oil and natural gas (or "upstream operations"), the refining, marketing and transportation of crude oil, natural gas and refined petroleum products (or "downstream operations"), the production and marketing of petrochemicals and the development and marketing of Venezuela's natural bitumen ("Orimulsion®") and coal resources. Its crude oil and natural gas reserves and upstream operations are located exclusively in Venezuela, while its downstream operations are located in the United States, Germany, Sweden, the United Kingdom, Belgium and the Caribbean, as well as in Venezuela. Petróleos de Venezuela's registered office is located at Avenida Libertador, La Campiña, Apdo. 169, Caracas 1010-A, Venezuela, and its telephone number is 011-58-212-708-1111.

    Please refer to Petróleos de Venezuela's annual report on Form 20-F for the year ended December 31, 2000, which is incorporated by reference in this prospectus, for more information on the business and financial condition of Petróleos de Venezuela.

RATIOS OF EARNINGS TO FIXED CHARGES

PDVSA Finance
(International Accounting Standards)

Year Ended December 31,
		From Inception on March 18 to December 31, 1998
2000	1999
1.38	1.43	1.47

Petróleos de Venezuela
(U.S. GAAP)

Year Ended December 31,
2000	1999	1998	1997	1996
18	7	4	19	17

USE OF PROCEEDS

    Except as otherwise provided in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the notes described in this prospectus to service our indebtedness, for general corporate purposes and to purchase additional eligible receivables from PDVSA Petróleo under the Receivables Purchase Agreement. See "Item 10.C Material contracts—The Receivables Purchase Agreement" under our annual report on Form 20-F incorporated herein by reference.

DESCRIPTION OF THE NOTES

General

    Each series of notes will be issued under a senior indenture, dated as of May 14, 1998, between PDVSA Finance and The Chase Manhattan Bank, as trustee, as supplemented by a supplemental indenture relating specifically to one or more series of notes, to be entered into at the time of their issuance. The general terms and provisions of our notes to which any prospectus supplement may relate are set forth in the senior indenture and described in our annual report on Form 20-F for the fiscal year ended December 31, 2000, incorporated herein by reference. See "Item 10.C Material contracts—The Indenture" of the above-mentioned annual report.

    The following discussion and the discussion set forth in our annual report under "Item 10.C Material contracts—The Indenture" describes and summarizes the terms of the notes issuable under the senior indenture. However, we have not described every aspect of the notes or the senior indenture. You should refer to the senior indenture for a complete description of their provisions and the definitions of the terms used in the senior indenture.

    The particular terms of our notes offered by any prospectus supplement will be described in the prospectus supplement relating to such notes. Accordingly, for a description of the terms of a particular issue of our notes, reference must be made to both the relevant prospectus supplement and to the description of our notes set forth in our above-mentioned annual report. The description of the particular terms of our notes in a related prospectus supplement may include, where applicable:

  •
  the title of the series of notes;

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  any limit on the aggregate principal amount of the series of notes and, with respect to any particular series of notes, whether the supplemental indenture pursuant to which such series of notes are issued allows for the "re-opening" of such series of notes to allow for the issuance of additional notes of such series;

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  the currency in which the series of notes will be denominated and/or in which payments on the series of notes will be made;

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  the dates on which principal or premium, if any, on the series of notes will be payable;

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  the date or dates from which interest, if any, will accrue on notes of the series, or the method for determining such date or dates;

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  the rate or rates, which may be fixed, variable or zero, at which the notes of the series will bear interest or the method of calculating such rate or rates;

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  the dates on which interest will be payable on notes of the series and the record date for the interest payable on any interest payment date;

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  a description of whether the notes are redeemable by us in whole or in part, and the terms and conditions under which we may redeem such notes, pursuant to any sinking fund or otherwise;

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  the denominations in which the notes of the series are authorized to be issued;

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  any index, formula or other method by which payments on the series of notes will be determined;

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  a description of any circumstances under which we will pay additional amounts in respect of any tax, assessment or governmental charge withheld or deducted from payments on the notes of that series, and the option the issuer will have to redeem such notes rather than pay such additional amounts;

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  any additions to or changes in the events of default or covenants described in this prospectus or in the senior indenture with respect to the notes of that series;

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  any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the notes of that series other than those originally appointed; and

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  any other terms of the notes of that series.

    The prospectus supplement may also describe any federal income tax, accounting or other special considerations, restrictions or elections applicable to the series of notes.

    Whenever we refer to particular defined terms of the senior indenture in this prospectus or any prospectus supplement, we are incorporating by reference those sections or defined terms into this prospectus or the applicable prospectus supplement. The senior indenture has been filed as an exhibit to the registration statement on Form F-3 of which this prospectus forms a part. See "Where You Can Find More Information" for information on how you can examine copies of the senior indenture or obtain a copy of the senior indenture for your review.

    The senior indenture provides for the issuance of notes from time to time in one or more series, denominated and payable in U.S. dollars or other currencies or units based on or relating to one or more currencies. Each series of notes issued by us under this prospectus will constitute one of these series under the senior indenture.

Form and Denomination of Notes

    We may issue notes in registered form, in which case, such notes may be held either in book-entry form or in certificated form. Unless otherwise specified in a prospectus supplement, we will issue the notes as registered securities, to be held in book-entry form only. This means that we will not issue actual notes or certificates to each holder. Instead the notes will be represented by one or more global securities that will be deposited with, or on behalf of, a depositary that we select. The depositary would in turn hold such global securities on behalf of other financial institutions that participate in the depositary's book-entry system. These participating institutions, in turn, hold beneficial interests in the notes on behalf of themselves or their customers. Unless stated otherwise in a prospectus supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

    As long as the notes are issued in global form, investors will be indirect holders, and not registered holders, of the notes. We will recognize only the depositary as the registered holder of the notes and will make all payments on the notes to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners of the notes. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the notes.

    As a result, investors will not own notes directly. Instead, they will own beneficial interests in a global security through a bank, broker or other financial institution that participates in the depositary's book-entry system or holds an interest in the global security through a participant. Beneficial interests in a global security are shown on, and transfers in such global security are effected only through, records maintained by the depositary and its direct and indirect participants. Such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the notes, in accordance with the procedures and practices of the depositary. Beneficial owners are not holders and are not entitled to any rights provided to the holders of notes under the global security or the indenture. We and the trustee, and any of our respective agents, may treat the depositary as the sole holder and registered owner of the global security.

    We, the trustee for the notes and any of our respective agents have no responsibility or liability for any aspect of the records relating to or payments made on account of the notes by the depositary. Neither the trustee nor we will be responsible for or will have any liability with respect to maintaining, supervising or reviewing any records relating to the global securities or beneficial ownership interests in the notes. Finally, we will not have any responsibility or liability for any other aspect of the relationship between the depositary and its direct or indirect participants, or the relationship between the participants and the owners of beneficial interests in a global security who own their interests through such participants.

    Unless otherwise specified in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depository for all notes issued in book-entry form. We will deposit each global security with the trustee as custodian for DTC and register each global security in the name of a nominee of DTC for credit to the respective accounts of the purchasers of that series of notes at DTC. A global security may be transferred, in whole or in part, only to another nominee of DTC. We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC facilitates the settlement of transactions among its participants through electronic computerized book-entry changes in participants' accounts, eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom and/or their representatives own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    Investors may elect to hold interests in the global securities through DTC, Clearstream Banking, Societe Anonyme, which we refer to as "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as "Euroclear," if they are participants of such systems, or indirectly through organizations which are participants of such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and Euroclear's names on the books of their respective depositories, which in turn will hold such interests in customers' securities accounts in the depositories' names on the books of DTC.

    We understand that Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg's U.S. customers are limited to securities brokers, dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg customer.

    Distributions with respect to the notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream, Luxembourg.

    We understand that Euroclear was created in 1968 to hold securities for its participants and to clear and settle transactions between its participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., under contract with Euroclear Clearance System, S.C., a Belgian cooperative corporation. All operations are conducted by Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear Bank, not Euroclear Clearance Systems. Euroclear Clearance Systems establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries, and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

    Securities clearance accounts and cash accounts with Euroclear Bank are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. Euroclear Bank acts under the above-mentioned terms and conditions and pursuant to applicable Belgian law only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

    Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the above-mentioned terms and conditions and pursuant to applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

    Euroclear further advises that investors that acquire, hold and transfer interests in the notes by book-entry through accounts with Euroclear Clearance Systems or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities.

    Euroclear Clearance Systems advises that under Belgian law, investors that are credited with securities on the records of Euroclear Clearance Systems have a co-property right in the fungible pool of interests in securities on deposit with Euroclear Clearance Systems in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of Euroclear Clearance Systems, Euroclear participants would have a right under Belgian law to return of the amount and type of interests in securities credited to their accounts with Euroclear Clearance Systems. If Euroclear Clearance Systems did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all participants credited with such interests in securities on Euroclear Clearance Systems' records, all participants having an amount of interests in securities of such type credited to their accounts with Euroclear Clearance Systems would have the right under Belgian law to the return of their pro rata share of the amount of interests in securities actually on deposit.

    Under Belgian law, Euroclear Clearance Systems is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements to any person credited with such interests in securities on its records.

    We also will have the option of issuing notes in unregistered form, as bearer securities, if we issue notes outside the United States to non-U.S. persons. In that case, the applicable prospectus supplement will set forth the mechanics for holding the bearer securities, including the procedures for receiving payments, for exchanging the bearer securities for registered securities of the same series and for receiving notes. The applicable prospectus supplement will also describe the requirements with respect to our maintenance of offices or agencies outside the United States and the applicable U.S. federal tax law requirements. Unless stated otherwise in a prospectus supplement, notes issued in unregistered form will be issued in denominations of $1,000 and $5,000.

Ranking

    The notes are our direct, unsecured and unsubordinated obligations. The notes will rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness and will rank senior in right of payment to all of our existing and future subordinated indebtedness. The senior indenture does not prohibit us from incurring additional indebtedness. See "Item 10.C Material contracts—The Indenture—General" in our annual report on Form 20-F for the year ended December 31, 2000.

Redemption of the Notes; Sinking Fund Payments

    Unless otherwise specified in a supplement to the senior indenture, we will not be required to repurchase the notes or make mandatory redemption or sinking fund payments on the notes. A supplement to the senior indenture authorizing the issuance of a series of notes may give us the option to redeem all or a part of the notes of such series. If we choose to exercise this option, we will notify holders at least 30 days and no more than 60 days prior to the redemption date. We will send notice by first-class mail to the last address listed for each holder in the registrar's books. Where this option exists, the supplemental indenture will specify the terms on which this redemption may occur.

Mergers and Sales of Assets by PDVSA Finance

    The senior indenture provides that we will not merge or consolidate with any other person or sell, lease or convey all or substantially all of our assets to any other person unless, among other things:

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  either: (1) we will be the continuing or successor corporation after such merger, consolidation, sale, lease or conveyance or (2) if we are not the continuing or successor corporation, the continuing or successor person expressly assumes all of our obligations under the senior indenture and any supplemental indenture; and

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  we and any such successor corporation shall not immediately after such merger, consolidation, sale, lease or conveyance be in default in the performance of any covenant or condition of the senior indenture or any supplemental indenture.

    Upon the assumption of our obligations by such a person in such circumstances, subject to certain exceptions, we would be discharged from all obligations under the senior indenture.

Certain Covenants

    The senior indenture provides that so long as any amount payable under any note remains unpaid, we will observe and perform each of the covenants set forth in the Fiscal and Paying Agency Agreement, dated as of May 14, 1998, with The Chase Manhattan Bank, as fiscal and paying agent, and The Chase Manhattan Bank Luxembourg, S.A., as paying agent (the "Fiscal Agency Agreement") in accordance with its terms. See "Item 10.C Material contracts—The Fiscal Agency Agreement" in our annual report on Form 20-F for the year ended December 31, 2000.

Events of Default

    The occurrence of any of the following events in relation to a series of the notes will constitute an "event of default" with respect to that series of notes:

  (1)
  a default in the payment of all or any part of the principal on any of the notes when such becomes due and payable, whether at maturity, upon redemption, by declaration or otherwise;

  (2)
  a default in the payment of any installment of interest upon or other amount in respect of any notes (other than principal) when such becomes due and payable, and such default continues for a period of 5 days;

  (3)
  the occurrence of any "Event of Default" set forth in the Fiscal Agency Agreement (see "Item 10.C Material contracts—The Fiscal Agency Agreement" in our annual report on Form 20-F for the fiscal year ended December 31, 2000 incorporated herein by reference);

  (4)
  certain events of bankruptcy, insolvency, liquidation, dissolution or reorganization relating to PDVSA Finance, PDVSA Petróleo or Petróleos de Venezuela; or

  (5)
  any other event of default as shall be provided in the applicable supplemental indenture or form of security under which such series of notes is issued.

    If an event of default occurs and is continuing, the indenture provides that the trustee must declare all principal and interest due from us under the affected series of notes has become due and payable:

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  in the case of an event of default described under (4) above, as soon as it occurs;

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  in the case of an event of default described under (1) or (2) above, at the direction of the holders of more than 50% of the outstanding aggregate principal amount of the notes of the affected series; and

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  in the case of any other event of default described above, at the direction of the holders of more than 66 2/3% of the outstanding aggregate principal amount of the notes of the affected series.

    If certain conditions are met, this declaration may be annulled and past events of default may be waived by the holders of the relevant percentage specified above of principal amount of the notes of the affected series then outstanding. Waiver of an event of default described under (1) or (2) above requires the consent of all holders of outstanding notes of the affected series.

Satisfaction and Discharge

    We may discharge certain obligations to holders of any series of notes which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or, in the case of notes payable only in U.S. dollars, U.S. government obligations as trust funds, in an amount certified to be sufficient to pay the principal of and interest on such notes at maturity or upon redemption.

    We may also discharge any and all of our obligations to holders of any series of notes at any time, other than our duty to register the transfer or exchange of such series of notes, to replace any mutilated, destroyed, lost or stolen notes or to maintain an office or agency in respect of such series of notes (referred to as "defeasance"), if certain conditions are met.

    In addition, we may be released from some of the covenants in the indenture under which your notes are issued, and elect not to comply with such covenants without creating an event of default under the indenture (referred to as "covenant defeasance"), if certain conditions are met.

    In order to accomplish defeasance or covenant defeasance with respect to any series of notes, we must, among other things:

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  irrevocably deposit with the trustee cash or, in the case of notes payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay the principal of and interest on all outstanding notes of such series at maturity or upon redemption; and
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  deliver to the trustee an opinion of counsel to the effect that holders of such series of notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and that such defeasance or covenant defeasance will not otherwise alter such holder's United States federal income tax treatment of principal and interest payments on such series of notes.

    In the case of a defeasance, the opinion of counsel referred to above must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the indenture.

Modification of the Senior Indenture

    We and the trustee may, from time to time and at any time, enter into an indenture or indentures to supplement the senior indenture for one or more of the following purposes:

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  to convey, transfer, assign, mortgage or pledge any property or assets to the trustee as security for the notes of one or more series;
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  to evidence succession of another corporation to PDVSA Finance and the assumption of such successor corporation to our obligations under the senior indenture and any supplemental indentures;
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  to add to our covenants such further covenants, restrictions, conditions or provisions as we and the trustee consider to be for the protection of the holders of the notes or to make the occurrence or continuance of a default in any of such additional covenants, restrictions, conditions or provisions an event of default for the purposes of the senior indenture and any supplemental indenture;
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  to cure any ambiguity or to correct or supplement any provision contained in the senior indenture or in any supplemental indenture which may be defective or inconsistent with any other provision contained in the senior indenture or in any supplemental indenture, or to make any other provision as we may deem necessary or desirable, provided that no such action shall adversely affect the interests of the holders of the notes;

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  to establish the form or terms of securities of any series in accordance with the terms of the senior indenture; or
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  to evidence and to provide for the acceptance of appointment by a successor trustee with respect to notes of one or more series and to add to or change any of the provisions of the senior indenture and any supplemental indenture as shall be necessary to provide for or facilitate the administration of the trusts under the senior indenture and any supplemental indenture by more than one trustee.

    Any supplemental indenture authorized by the above provisions may be executed without the consent of the holders of any of the notes at the time outstanding.

    With the consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding of all series of notes affected by such supplemental indenture (voting as one class), we and the trustee may, from time to time and at any time, enter into an indenture or indentures to supplement the senior indenture for the purpose of adding any provisions to or changing or eliminating any of the provisions of the senior indenture or any supplemental indenture or of modifying in any manner the rights of the holders of notes of any series, provided that without the consent of the holders of each affected note, such supplemental indenture shall not among other things:

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  extend the final maturity of any note;
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  reduce the principal amount of any note;
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  reduce the rate or extend the time of payment of interest on any note;
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  reduce any amount payable on redemption of any note;
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  make the principal of or interest on any note payable in any currency other than as provided in or in accordance with the terms of the note;
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  reduce the amount of the principal of an original issue discount security that would be due and payable upon an acceleration of maturity of such security; or
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  impair or affect the right of any holder of a note to institute suit for the payment of such security.

Information Concerning the Trustee

    The Chase Manhattan Bank is the trustee and paying agent under the senior indenture. We may maintain deposit accounts and conduct other banking transactions with the trustee in the normal course of business. As of the date of this prospectus, the office of the trustee at which the corporate trust business of the trustee is principally administered is located at 450 West 33rd Street, 15th Floor, New York, New York 10001.

Additional Amounts that We Will Pay in the Event of Tax Withholding or Deductions

  Circumstances in Which We Will Pay Additional Amounts

    As explained more fully below, if we are required by particular laws to make tax withholding or deductions from our payments to holders of notes, we will make additional payments in order for the holders to receive as much money as they would have received if those particular laws did not exist. These payments are called "additional amounts." Whenever in the indenture or in this "Description of the Notes" we refer, in any context, to the payment of the principal of or interest on any notes, that payment will be deemed to include the payment of any additional amounts described in this section that may have become payable.

    We will make all payments on the notes, including payments of interest, principal or any premium, without withholding or deducting for any present or future taxes, duties or any other form of governmental charges which might be in effect on the date of the indenture or which might be imposed or established in the future by or on behalf of the Cayman Islands or Venezuela or any authority in the Cayman Islands or Venezuela, unless this withholding or deduction is required by law. If any withholding or deduction is ever required, except as described below, we will pay any additional amounts which may be necessary in order for holders to receive, after any required withholding or deduction, the same payment on the notes that they would have received in the absence of that withholding or deduction.

  Circumstances in Which We Will Not Pay Additional Amounts

    We will not pay additional amounts as a result of any withholding or deduction on the notes to a holder of the notes, or to a third party on behalf of a holder, if that withholding or deduction is required:

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  because the holder of the notes is a resident of the Cayman Islands or Venezuela or has some connection with the Cayman Islands or Venezuela other than the mere holding of the notes or the receipt of principal and interest on the notes;
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  because the holder of the notes fails to comply with any certification, declaration or other reporting requirement established by any taxing authority concerning the nationality, residence, identity or jurisdictional connection of the holder or the beneficial owner of the notes; or
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  because the holder presents a note for payment on a date more than 15 days after the date on which the payment becomes due and payable or the date on which payment is duly provided for, whichever occurs later. However, we will pay additional amounts to the extent that the holder of a note would have been entitled to receive additional amounts upon presenting the note for payment on the last day of the 15-day period.

    Furthermore, we will not pay any additional amounts arising from any withholding or deduction related to estate, inheritance, gift, sale, transfer, personal property or similar taxes. Also, we will not pay any additional amounts on a note to a holder that is a fiduciary or partnership or is not otherwise the sole beneficial owner of that payment, if the beneficiary or settler with respect to the fiduciary, or the partner or beneficial owner would not have been entitled to receive the additional amounts had it been the holder.

Stamp and Court Taxes and Duties

    In connection with the issuance and offering of the notes, we will pay any stamp, issue, registration, documentary or other similar taxes and duties, including interest and penalties, payable in or to any taxing authority of the Cayman Islands, Venezuela or the United States, or any political subdivision of any of these countries.

    We will also pay and indemnify the holders of notes from and against all court taxes or other taxes and duties, including interest and penalties, paid by any holder in any jurisdiction in connection with any action taken by that holder to enforce our obligations under the notes, as long as the action is permitted under the terms of the indenture.

Governing Law

    The senior indenture is governed by, and construed in accordance with, the law of the State of New York.

TAXATION

Cayman Islands Taxation

    The notes are not subject to taxation in the Cayman Islands and no withholding is required on payments in respect of the notes by us to United States holders of these notes under the laws of the Cayman Islands. There is no tax treaty regarding withholding between the Cayman Islands and the United States.

    On May 5, 1998, we received an Undertaking as to Tax Concessions pursuant to the Tax Concessions Law (1995 Revision) which provides that, for a period of 20 years from the date of issue of the undertaking, no law enacted in the Cayman Islands imposing any taxes or duty to be levied on income or capital assets, gains or appreciation will apply to any of our income or property.

United States Federal Income Tax Considerations

    The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of notes (collectively the "notes" or individually a "note") provides general information only, and is not purported to address all of the United States federal income tax consequences that may be applicable to a holder of a note. It also does not address all of the tax consequences that may be relevant to you if you are subject to special treatment under the United States federal income tax laws, such as individual retirement and other tax-deferred accounts, dealers in notes or currencies, insurance companies, tax-exempt organizations, investors in pass-through entities, persons liable for the alternative minimum tax, financial institutions, persons holding notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, as part of a "synthetic security," "conversion transaction" or other integrated investment comprised of a note and one or more other investments, or a United States holder (as defined below) whose functional currency is other than the United States dollar. The summary is based upon tax laws of the United States as in effect on the date hereof, which are subject to change (possibly with retroactive effect) and different interpretations. This summary does not discuss any tax consequences arising under the laws of any state, local or non-United States tax jurisdictions.

    For purposes of the following discussion, you are a "United States holder" if you are a beneficial owner of a note who is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the law of the United States or any political subdivision thereof, (iii) an estate that is subject to United States federal income taxation without regard to the source of its income, or (iv) a trust, if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (B) the trust was in existence on August 20, 1996, was treated as a United States person on August 19, 1996 and elected to be treated as a United States person at all times thereafter. You are a "non-United States holder" if you are a beneficial owner of a note who is not a United States holder.

    You should consult your tax advisor about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other non-United States tax laws.

  Payment or Accruals of Interest

    Except as discussed below under "Original Issue Discount" and "Premium and Market Discount," interest (including any foreign withholding taxes and additional amounts, if any) with respect to a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts, in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a note in a currency other than a hyperinflationary currency or the United States dollar (a "foreign currency"), the amount of your interest income will be the United States dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment regardless of whether you convert the payment into United States dollars. If you are an accrual-basis United States holder, the amount of your interest income will be based on the average exchange rate in effect during the interest accrual period, or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis United States holder you may elect to translate all interest income on foreign currency denominated notes at the spot rate in effect on the last day of the accrual period, or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year, or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change the election without the consent of the United States Internal Revenue Service. If you use the accrual method of accounting for United States federal income tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss and, to the extent provided by administrative pronouncements of the United States Internal Revenue Service, generally will not be treated as interest income or expense (as the case may be).

    In general, for United States foreign tax credit purposes, interest (including original issue discount, as described below) in respect of the notes will be considered income derived from foreign sources and will be treated as passive income or, in the case of certain United States holders, as financial services income. However, if interest on the notes becomes subject to a withholding tax of five percent or more, the interest will be "high withholding tax interest" for purposes of such limitation. Foreign currency gain or loss will be considered income derived from United States sources for United States foreign tax credit purposes.

  Purchase, Sale and Retirement of Notes

    Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the note. The rules for determining these amounts are discussed below. If you purchase a note that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the United States dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency note is traded on an established securities market and you are a cash-basis taxpayer, or if you are an accrual-basis taxpayer that makes a special election, then you will determine the United States dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange in effect on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert United States dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable gain or loss as a result of the purchase.

    When you sell or exchange a note, or if a note is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction, less any accrued qualified stated interest, which will be subject to tax in the manner described above, and your tax basis in the note. If you sell or exchange a note for a foreign currency, or receive foreign currency on the retirement of a note, the amount you will realize for United States federal income tax purposes generally will be the United States dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. If you dispose of a foreign currency note that is traded on an established securities market and you are a cash-basis United States holder, or if you are an accrual-basis holder that makes a special election, then you will determine the United States dollar value of the amount realized by translating the amount at the spot rate of exchange in effect on the settlement date of the sale, exchange or retirement.

    The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency notes traded on an established securities market, which is discussed in the two preceding paragraphs, must be applied consistently to all debt instruments from year to year and cannot be changed without the consent of the United States Internal Revenue Service.

    Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be long-term capital gain or loss if you have held the note for more than one year. The Internal Revenue Code of 1986 as amended (the "Code") provides preferential treatment under certain circumstances for net long-term capital gains recognized by noncorporate investors. Net long-term capital gain recognized by a noncorporate United States holder will generally be subject to a maximum tax rate of 20% for notes held for more than one year. The ability of United States holders to offset capital losses against ordinary income is limited. Gain or loss recognized on a sale, exchange or retirement of a note by a United States holder generally will be treated as United States source income or loss for United States foreign tax credit purposes.

    Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. To the extent provided by administrative pronouncements of the United State Internal Revenue Service, this foreign currency gain or loss generally will not be treated as interest income or expense (as the case may be).

  Original Issue Discount

    If we issue notes at a discount from their stated redemption price at maturity, and the discount is equal to or more than the product of one-fourth of one percent (0.25%) of the stated redemption price at maturity of the notes multiplied by the number of full years to their maturity, the notes will be "Original Issue Discount Notes." The difference between the issue price and their stated redemption price at maturity will be the "original issue discount." The "issue price" of the notes will be the first price at which a substantial amount of the notes are sold to the public (i.e., excluding sales of notes to underwriters, placement agents, wholesalers or similar persons). The "stated redemption price at maturity" will include all payments under the notes other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property, other than debt instruments issued by us, at least annually during the entire term of a note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

    If you invest in Original Issue Discount Notes, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Code and certain Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Note you generally will be required to include original issue discount in ordinary gross income for United States federal income tax purposes as it accrues, before you receive the cash attributable to that income.

    In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the "daily portions" of original issue discount on that note for all days during the taxable year that you own such note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the note, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by:

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  multiplying the "adjusted issue price" (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the annual yield to maturity of the note and the denominator of which is the number of accrual periods in a year; and
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  subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

    In the case of an Original Issue Discount Note that is a floating rate note, both the "annual yield to maturity" and the qualified stated interest will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. Additional rules may apply if interest on a floating rate note is based on more than one interest index. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of its issue price, including any accrued interest, and the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an Original Issue Discount Note, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount, to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal. The "annual yield to maturity" of a note is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this "constant yield" method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Note denominated in United States dollars will generally be less in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

    You generally may make an irrevocable election to include in income your entire return on a note (i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount you paid for the note) under the constant yield method described above. For notes purchased at a premium or bearing market discount in your hands, if you make this election you will also be deemed to have made the election (discussed under "Taxation—United States Federal Income Tax Considerations—Premium and Market Discount") to amortize premium or to accrue market discount in income currently on a constant yield basis.

    In the case of an Original Issue Discount Note that is also a foreign currency note, you should determine the United States dollar amount includible as original issue discount for each accrual period by (i) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method and (ii) translating the foreign currency amount so determined at the average exchange rate in effect during that accrual period, or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period. Alternatively, you may translate the foreign currency amount so determined at the spot rate of exchange in effect on the last day of the accrual period, or the last day of the taxable year, for an accrual period that spans two taxable years, or at the spot rate of exchange in effect on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described under the caption "—Payments or Accruals of Interest" above. Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Note that is also a foreign currency note, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Note denominated in United States dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Note, you will recognize ordinary income or loss measured by the difference between the amount received, translated into United States dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Note, as the case may be, and the amount accrued, using the exchange rate applicable to such previous accrual.

    If you purchase an Original Issue Discount Note outside of the initial offering at a cost less than its "remaining redemption amount," or if you purchase an Original Issue Discount Note in the initial offering at a price other than the note's issue price, you will also generally be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Note at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price. The remaining redemption amount for an Original Issue Discount Note is the total of all future payments to be made on the note other than qualified stated interest.

    Certain Original Issue Discount Notes may contain features providing for redemption prior to maturity of such notes or may have special repayment or interest rate reset features. Such notes may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Notes with these features, you should carefully examine the prospectus supplement and consult your tax advisor about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of such notes.

  Premium and Market Discount

    If you purchase a note at a cost greater than the note's remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the United States Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. Original Issue Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, you should calculate the amortization of the premium in the foreign currency. Amortization deductions attributable to a period reduce interest payments in respect of that period, and therefore are translated into United States dollars at the rate that you use for those interest payments. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and the exchange rate on the date when the holder acquired the note. For a United States holder that does not elect to amortize premium, the amount of premium will be included in your tax basis when the note matures or is disposed of. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures. For United States foreign tax credit purposes, the portion of premium on a note you elect to amortize during a taxable year will reduce your foreign source interest income derived from the note for such taxable year.

    If you purchase a note at a price that is lower than the note's remaining redemption amount, or in the case of an Original Issue Discount Note, the note's adjusted issue price, by 0.25% or more of the remaining redemption amount, or adjusted issue price, multiplied by the number of remaining whole years to maturity, the note will be considered to bear "market discount" in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you could be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the United States dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.

    You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the United States Internal Revenue Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into United States dollars at the average exchange rate for the accrual period (or portion thereof within the holder's taxable year). For United States foreign tax credit purposes, any market discount should be treated as foreign source interest income if either (i) you are a United States holder or (ii) you are a non-United States holder and such market discount is effectively connected with a United States trade or business conducted by you. However, any market discount should generally be treated as foreign source income derived from the sale of personal property if you are a non-United States holder and the market discount is not effectively connected with a United States trade or business conducted by you.

  Variable Rate Notes

    A "variable rate note" is a note that: (1) has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of (a) the product of (i) the total noncontingent principal payments, (ii) the number of complete years to maturity from the issue date and (iii) .015 or (b) 15 percent of the total noncontingent principal payments and (2) does not provide for stated interest other than stated interest compounded or paid at least annually at (a) one or more "qualified floating rates," (b) a single fixed rate and one or more qualified floating rates, (c) a single "objective rate" or (d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate."

    A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a "current value" of that rate. A "current value" of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

    A variable rate is a "qualified floating rate" if (1) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the note is denominated or (2) it is equal to the product of such a rate and either (a) a fixed multiple that is greater than .65 but not more than 1.35, or (b) a fixed multiple greater than .65 but not more than 1.35, increased or decreased by a fixed rate. If a note provides for two or more qualified floating rates that (1) are within 0.25 percent of each other on the issue date or (2) can reasonably be expected to have approximately the same values throughout the term of the note, the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

    An "objective rate" is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note's term. An objective rate is a "qualified inverse floating rate" if (1) the rate is equal to a fixed rate minus a qualified floating rate and (2) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

    If interest on a note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period and (1) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percent or (2) the value of the qualified floating rate or objective rate is intended to approximate the fixed rate, the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

    In general, if a variable rate note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the note is qualified stated interest and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the note.

    If a variable rate note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals on the note are generally determined by (1) determining a fixed rate substitute for each variable rate provided under the variable rate note (generally, the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the note), (2) constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above), (3) determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument and (4) making the appropriate adjustments for actual variable rates during the applicable accrual period.

    If a variable rate note provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals are determined as in the immediately preceding paragraph with the modification that the variable rate note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the variable rate note as of the issue date would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

Indexed Notes and Other Notes Providing for Contingent Payment

    Special rules govern the tax treatment of debt obligations that provide for contingent payments ("contingent debt obligations"). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation, and may require adjustments to these accruals when any contingent payments are made. In addition, special rules may apply to floating rate notes if the interest payable on the notes is based on more than one interest index. We will provide a detailed description of the tax considerations relevant to United States holders of any notes that are subject to the special rules discussed in this paragraph in the relevant prospectus supplement.

Short-Term Notes

    The rules described above will also generally apply to Original Issue Discount Notes with maturities of one year or less ("short-term notes"), but with some modifications.

    First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be Original Issue Discount Notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction, you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis United States holder of a short-term note, you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A United States holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

    Second, regardless of whether you are a cash- or accrual-basis holder, if you are the holder of a short-term note, you can elect to accrue any "acquisition discount" with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

    Finally, the market discount rules described above will not apply to short-term notes.

    As described above, certain of the debt securities may be subject to special redemption features. These features may affect the determination of whether a debt security has a maturity of one year or less and thus is a short-term note. If you purchase notes with these features, you should carefully examine the prospectus supplement and consult your tax advisor about these features.

Foreign Tax Credits

    If any foreign income taxes are withheld or paid in respect of payments on, or proceeds from the sale, exchange or retirement of, the notes, a United States holder may be eligible, subject to a number of complex limitations under United States federal income tax law, for a foreign tax credit. Alternatively, a United States holder may elect to claim a deduction from its taxable income for such foreign income taxes.

    The United States foreign tax credit rules are extremely complex. Prospective investors are urged to consult their own tax advisors regarding the application of the United States foreign tax credit rules to investments in the notes.

Non-United States Holders

    Subject to the discussion of backup withholding below, if you are a non-United States holder, the interest income and gains that you derive in respect of the notes generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements of the United States Internal Revenue Service to establish that you are not a United Sates person. See "Taxation—United States Federal Income Tax Considerations—Information Reporting and Backup Withholding".

    Even if you are a non-United States holder, you may still be subject to United States federal income taxes on any interest income you derive in respect of the notes if:

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  you are an insurance company carrying on a United States insurance business, within the meaning of the Code; or

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  you have an office or other fixed place of business in the United States that receives the interest and you earn the interest in the course of operating (i) a banking, financing or similar business in the United States or (ii) a corporation the principal business of which is trading in stock or securities for its own account, and certain other conditions exist.

    If you are a non-United States holder, any gain you realize on a sale or exchange of notes generally will be exempt from United States federal income tax, including withholding tax, unless:

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  the gain is effectively connected with your conduct of a trade or business in the United States; or

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  you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, exchange or retirement, and certain other requirements are met.

    Non-United States holders who are entitled to benefits under an income tax treaty with the United States may be subject to different rules than those summarized above, and should consult with their own tax advisors.

Information Reporting and Backup Withholding

    You may be subject to backup withholding and information reporting requirements if you receive principal payments (and premium, if any) and interest on a note and certain payments of proceeds from the sale, exchange or retirement of a note. We, our agent or a broker will be required to withhold tax from any payment that is subject to backup withholding if you fail to furnish your taxpayer identification number (social security number or employee identification number), furnish an incorrect taxpayer identification number, fail to certify that you are not subject to backup withholding, are notified by the United States Internal Revenue Service that you have failed to properly report payments of interest or dividends, or fail to otherwise comply with the applicable requirements of the backup withholding rules. Certain holders (including, among others, all corporations and persons who are not United States persons and who furnish a United States Internal Revenue Service Form W-8BEN) are not currently subject to the backup withholding and information reporting requirements, but may be required to comply with applicable certification procedures to prove such exception. Any amounts withheld under the backup withholding rules from a payment to you may be claimed as a credit against your United States federal income tax liability if you provide certain information to the United States Internal Revenue Service.

    Backup withholding and information reporting will not apply to payments made by us or our paying agents, in such capacities, to you if you are a non-United States holder of a note and you have provided the required certification demonstrating that you are not a United States person as described above, provided that neither we nor our paying agent has actual knowledge, or reason to know, that you are a United States person. Payments of the proceeds from a disposition by a non-United States holder of a note made to or though a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

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  a United States person;

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  a controlled foreign corporation for United States federal income tax purposes;

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  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

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  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

    If you are a non-United States holder, payments of the proceeds from the disposition of a note made to or through the United States office of a broker will generally be subject to information reporting and backup withholding unless you certify as to your taxpayer identification number or otherwise establish an exemption from information reporting and backup withholding.

    Non-United States holders should consult their own tax advisors regarding the application of the backup withholding rules in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amount withheld under the backup withholding rules from a payment to you will be allowed as a credit against your United States federal income tax liability, or you may claim a refund, provided you furnish the required information in a timely manner to the United States Internal Revenue Service.

PLAN OF DISTRIBUTION

    At the time of offering of any series of notes, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions of the offering, in a prospectus supplement.

    We may sell notes in one or more of the following ways:

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  to or through underwriters;

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  through dealers;

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  through agents;

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  directly by us to one or more purchasers; or

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  through a combination of these methods of sale.

    Each prospectus supplement with respect to a series of notes will set forth the terms of the offering of those notes, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of the offered notes and the net proceeds to us from such sale;

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  any underwriting discounts, commissions or other items constituting underwriters' or agents' compensation;

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  any initial public offering price;

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  any discount or concessions allowed or reallowed or paid to dealers; and

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  any securities exchanges on which such offered notes may be listed.

    The distribution of the offered securities may be effected from time to time in one or more transactions at fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

    If offered securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the offered securities. If underwriters are used in the sale, the notes will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale.

    We may offer the notes to the public through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If we offer the notes through an underwriter or underwriters, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters are obligated to purchase all of the notes offered thereby if any are purchased. We may grant to the underwriters options to purchase additional offered securities to cover over-allotments, if any, at the public offering price, with additional underwriting discounts or commissions, as may be set forth in the prospectus supplement. If we grant any over-allotment option, the terms of the over-allotment option will be set forth in the prospectus supplement relating to the offered securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If we offer notes through a dealer, in respect of which this prospectus is delivered, we will sell the offered securities to the dealer as principal. The dealer may then resell the offered securities to the public at varying prices determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the offered securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

    Offers to purchase offered securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named and any commissions payable by us to the agent will be set forth in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended, of the offered securities so offered and sold.

    Offers to purchase offered securities may be solicited directly by us and the sale may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any resale of such offered securities. The terms of any such sales will be described in the related prospectus supplement.

    If indicated in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase the securities from us at the public offering price set forth in the prospectus supplement plus accrued interest, if any, pursuant to delayed delivery contracts providing for payment and delivery on one or more specified dates in the future. Institutions with which such contracts may be made include commercial and saving banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all such cases such institutions must be approved by us. Such contracts will be subject only to those conditions set forth in such prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

    Agents and underwriters may be entitled under agreements entered into with us and Petróleos de Venezuela to indemnification by us and Petróleos de Venezuela against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.

    Agents and underwriters may engage in transactions with or perform services for Petróleos de Venezuela or us in the ordinary course of business.

    Unless otherwise stated in a prospectus supplement, the notes will not be listed on any securities exchange.

VALIDITY OF THE NOTES

    The validity of the notes described in this prospectus under New York law will be passed upon for PDVSA Finance by Shearman & Sterling, New York, New York, United States counsel for PDVSA Finance. The validity of the notes described in this prospectus under Cayman Islands law will be passed upon by Walkers, Cayman Islands counsel for PDVSA Finance.

EXPERTS

    The consolidated financial statements of Petróleos de Venezuela and its consolidated subsidiaries as of and for the year ended December 31, 2000 have been audited by Alcaraz Cabrera Vázquez (a member firm of KPMG), independent accountants. Such financial statements, and the report of Alcaraz Cabrera Vázquez which is based partially upon the report of other auditors, are included in the annual report on Form 20-F of Petróleos de Venezuela for the year ended December 31, 2000, incorporated by reference herein.

    The consolidated financial statements of Petróleos de Venezuela and its consolidated subsidiaries as of and for the two years ended December 31, 1999, incorporated in this prospectus by reference to the annual report on Form 20-F of Petróleos de Venezuela, except as they relate to certain subsidiaries and affiliates, have been audited by Espiñeira, Sheldon y Asociados (a member firm of PricewaterhouseCoopers), independent accountants, and insofar as they relate to certain subsidiaries and affiliates, by other independent accountants, whose reports have also been incorporated by reference herein.

    The financial statements of PDVSA Finance as of and for the year ended December 31, 2000 have been audited by Alcaraz Cabrera Vázquez (a member firm of KPMG), independent accountants. Such financial statements and the report of Alcaraz Cabrera Vázquez are included in our annual report on Form 20-F for the year ended December 31, 2000, incorporated by reference herein.

    The financial statements of PDVSA Finance as of and for the year ended December 31, 1999 and for the period from its inception on March 18, 1998 through December 31, 1998, incorporated in this prospectus by reference to our annual report on Form 20-F, have been audited by Espiñeira, Sheldon y Asociados (a member firm of PricewaterhouseCoopers), independent accountants.

    The consolidated financial statements of PDV America, Inc. incorporated in this prospectus by reference to PDV America, Inc.'s annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein.

    The consolidated financial statements of CITGO Petroleum Corporation incorporated in this prospectus by reference to CITGO Petroleum Corporation's annual report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference.

    All of the financial statements described above have been incorporated by reference in this prospectus in reliance on the reports of the independent accounts named above, given on the authority of these firms as experts in auditing and accounting.

INDEPENDENT CONSULTANT

    The report entitled "U.S. Market Analysis—Venezuela Crude Oil and Refined Products" included in our annual report on Form 20-F for the year ended December 31, 2000, incorporated by reference in this prospectus, has been prepared by Purvin & Gertz, Inc., and is incorporated by reference in this prospectus in reliance on the authority of this firm as a leading consulting and engineering firm experienced in review of the design, development and operation of oil field development projects and other industrial facilities.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

$500,000,000

PDVSA Finance Ltd.

8.50% Notes due November 16, 2012

PROSPECTUS SUPPLEMENT

Credit Suisse First Boston

Goldman, Sachs & Co.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
FACTORS AFFECTING FORWARD-LOOKING STATEMENTS
ENFORCEMENT OF JUDGMENTS IN THE CAYMAN ISLANDS
CERTAIN DEFINED TERMS AND CONVENTIONS
SUMMARY
PDVSA Market Share East Coast, Gulf Coast and Midwest Regions
Ratio of Earnings to Fixed Charges
The Offering
RISK FACTORS RELATING TO THE NOTES
USE OF PROCEEDS
CAPITALIZATION OF PDVSA FINANCE
SELECTED FINANCIAL INFORMATION OF PDVSA FINANCE
CAPITALIZATION OF PETRÓLEOS DE VENEZUELA
SELECTED FINANCIAL INFORMATION OF PETRÓLEOS DE VENEZUELA
DESCRIPTION OF THE NOTES
UNDERWRITING
NOTICE TO CANADIAN RESIDENTS
GENERAL INFORMATION
VALIDITY OF THE NOTES
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
FACTORS AFFECTING FORWARD-LOOKING STATEMENTS
SUMMARY
RATIOS OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF THE NOTES
TAXATION
PLAN OF DISTRIBUTION
VALIDITY OF THE NOTES
EXPERTS
INDEPENDENT CONSULTANT